HECO Exhibit 99.3

Terms that are not defined in this Exhibit 99.3 have the definitions of such terms as set forth in the Annual Report on Form 10-K to which this Exhibit is attached and into which this Exhibit is incorporated by reference.

PART III

ITEM 10.                               DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive officers of HECO

The executive officers of HECO are listed below. Mr. Ignacio and Ms. Suzuki are officers of HECO subsidiaries rather than of HECO, but are deemed to be executive officers of HECO under SEC Rule 3b-7 promulgated under the 1934 Exchange Act. HECO executive officers serve from the date of their initial appointment until the next annual appointment of officers by the HECO Board (or applicable HECO subsidiary board), and thereafter are appointed for one-year terms or until their successors have been duly appointed and qualified or until their earlier resignation or removal. HECO executive officers may also hold offices with HECO subsidiaries and other affiliates in addition to their current positions listed below.

Name	Age	Business experience for last 5 years and prior positions with HECO and its affiliates
Richard M. Rosenblum	62

HECO President and Chief Executive Officer (CEO) since 1/09

HECO Director since 2/09

•                 Prior to joining the Company:  Southern California Edison Company Senior Vice President of Generation and Chief Nuclear Officer, 11/05 until his retirement in 5/08

Robert A. Alm	61	HECO Executive Vice President since 3/09 • HECO Executive Vice President – Public Affairs, 2/08 to 3/09 • HECO Senior Vice President – Public Affairs, 7/01 to 2/08

Jimmy D. Alberts	52	HECO Senior Vice President, Customer Service since 8/12 • Prior to joining the Company: Kansas City Power & Light, Vice President – Customer Service, 2008 to 2012

Dan V. Giovanni	65

HECO Senior Vice President, Operations since 1/13

•                 HECO Vice President – Energy Delivery, 8/10 to 12/12

•                 HECO Manager, Generation, 7/10 to 8/10

•                 HECO Manager, Operations & Maintenance, 3/06 to 7/10

•                 HELCO Manager, Production, 7/01 to 3/06

Stephen M. McMenamin	57

HECO Senior Vice President and Chief Information Officer since 9/09

•                 Prior to being appointed to his current officer position at HECO, served as a full-time consultant to HECO in an acting chief information officer capacity from 6/09 to 9/09 and as a part-time information services consultant to HECO from 3/09 to 5/09

•                 Prior to joining the Company:  Borland Software Corp. Vice President, Engineering, 1/06 to 2/09

Name	Age	Business experience for last 5 years and prior positions with HECO and its affiliates
Tayne S. Y. Sekimura	50

HECO Senior Vice President and Chief Financial Officer since 9/09

•                 HECO Senior Vice President, Finance and Administration, 2/08 to 9/09

•                 HECO Financial Vice President, 10/04 to 2/08

•                 HECO Assistant Financial Vice President, 8/04 to 10/04

•                 HECO Director, Corporate & Property Accounting, 2/01 to 8/04

•                 HECO Director, Internal Audit, 7/97 to 2/01

•                 HECO Capital Budgets Administrator, 5/93 to 7/97

•                 HECO Capital Budgets Supervisor, 10/92 to 5/93

•                 HECO Auditor (internal), 5/91 to 10/92

Patricia U. Wong	56

HECO Senior Vice President, Corporate Services since 9/09

•                 HEI Vice President, Administration and Corporate Secretary, 4/05 to 9/09

•                 HEI Vice President, 1/05 to 4/05

•                 HECO Vice President, Corporate Excellence, 3/98 to 1/05

•                 HECO Manager, Environmental, 9/96 to 3/98

•                 HECO Associate General Counsel, 12/94 to 9/96

•                 HECO Corporate Attorney, 5/90 to 12/94

Jay M. Ignacio	53	HELCO President since 3/08 • HELCO Manager, Distribution and Transmission, 11/96 to 3/08 • HELCO Superintendent, Construction & Maintenance, 4/94 to 11/96 • HELCO Electrical Engineer, 4/90 to 4/94

Sharon M. Suzuki	54

MECO President since 5/12

•                 MECO CIS Project Resource Manager, 8/11 to 5/12

•                 MECO Manager, Renewable Energy Services, 3/08 to 5/12

•                 MECO Manager, Customer Service, 5/04 to 3/08

•                 HECO Director, Customer Account Services, 8/02 to 5/04

•                 HECO Residential Energy Efficiency Program Manager, 5/00 to 8/02

•                 HECO Commercial and Industrial Energy Efficiency Program Manager, 6/96 to 5/00

•                 HECO Demand-Side Management Analyst, 7/92 to 6/96

HECO Board

The directors of HECO are listed below. HECO directors are elected annually by HEI, the sole common shareholder of HECO, after considering recommendations made by the HEI Nominating and Corporate Governance Committee. Below is information regarding the business experience and certain other directorships for each HECO director, together with a description of the experience, qualifications, attributes and skills that led to the HECO Board’s conclusion at the time of the Form 10-K to which this HECO Exhibit 99.3 is attached that each of the directors should serve on the HECO Board in light of HECO’s current business and structure.

Don E. Carroll, age 71, HECO director since 2011

HECO Audit Committee Member

HECO Non-voting Representative to HEI Compensation Committee

Business experience and other public company directorships since 2008

•                  Retired Chairman, Oceanic Time Warner Cable Advisory Board, since 2004

•                  Director, HEI (parent company of HECO), 1996-2011

•                  Director, ASB (HECO affiliate), 2004-2011

Skills and qualifications for HECO Board service

•                  38 years of executive and finance management experience as President and Vice President, Finance of Oceanic Cable.

•                  Experience with oversight of executive compensation, compensation programs and finance matters from current or past service as Chair of the Compensation Committee for Island Insurance Company, Ltd., as a member of the Compensation Committees of HEI and Pacific Guardian Life, and as a member of the ASB Audit Committee.

•                  In-depth knowledge of issues facing HECO gained from 15 years as a director for HECO’s parent company, HEI.

•                  Strong understanding of concerns of the communities HECO serves from his lengthy career with Oceanic Cable, which serves the same communities.

Thomas B. Fargo, age 64, HECO director since 2005

Business experience and other public company directorships since 2008

•                  Owner, Fargo Associates, LLC (defense and homeland/national security consultancy), since 2005

•                  CEO, Hawaii Superferry, Inc. (interisland ferry), 2008-2009

•                  President, Trex Enterprises Corporation (defense research and development firm), 2005-2008

•                  Commander, U.S. Pacific Command, 2002-2005

•                  Director and Audit Committee Member, Matson, Inc., since 2012

•                  Chairman of the Board and Compensation and Governance Committee Member, Huntington Ingalls Industries, Inc. (military shipbuilder), since 2011

•                  Director, Alexander & Baldwin, Inc., 2011-2012

•                  Director, Northrop Grumman Corporation, 2008-2011

•                  Operating Executive Board Member, J.F. Lehman & Company (private equity firm), since 2008

•                  Director, Hawaiian Holdings, Inc., 2005-2008

•                  Director since 2005 and Compensation Committee Chair and Nominating and Corporate Governance Committee Member, HEI (parent company of HECO)

Skills and qualifications for HECO Board service

•                  Extensive knowledge of the U.S. military, a major customer of HECO and its subsidiaries.

•                  Leadership, strategic planning and financial and non-financial risk assessment skills developed over 39 years of leading 9 organizations ranging in size from 130 to 300,000 people and managing budgets up to $8 billion.

•                  Experience with corporate governance, including audit, compensation and governance matters, from service on several public and private company boards.

Peggy Y. Fowler, age 61, HECO director since 2009

HECO Audit Committee Member

Business experience and other public company directorships since 2008

•                  Co-CEO, Portland General Electric Company (PGE), 2009

•                  President and CEO, PGE, 2000-2008

•                  Director, HEI (parent company of HECO), since 2011

•                  Chairman of the Board and Executive Committee since 2012 and director since 2009, Umpqua Holdings Corporation

•                  Director, PGE, 1998-2012

Skills and qualifications for HECO Board service

•                  35 years of executive leadership, financial oversight and utility operations experience from serving at PGE in senior officer positions, including Chief Operating Officer, President and CEO.

•                  Environmental and renewable energy expertise from managing PGE’s environmental department, overseeing initiatives that improved fish passage on multiple Oregon rivers, supervising the construction and integration into PGE’s grid of wind and solar projects, and leading PGE to be ranked #1 by the National Renewable Energy Laboratory for selling more renewable power to residential customers than any other utility in the U.S. for several years during her tenure as PGE’s CEO.

•                  Proven management, leadership and analytical skills, including crisis management, risk assessment, strategic planning and public relations skills, demonstrated especially by her leadership of PGE after the 2001 bankruptcy of its parent company, Enron Corp., through its independence from Enron in 2006.

•                  Expertise in financial oversight, regulatory compliance and corporate governance from serving as President (1997-2000), CEO (2000-2008) and Chair (2001-2004) of PGE, as a director for the Portland Branch of the Federal Reserve Bank of San Francisco and as a director and committee member for several private and public companies, including Umpqua Holdings Corporation (publicly traded bank holding company).

Timothy E. Johns, age 56, HECO director since 2005

HECO Audit Committee Chair

Business experience since 2008

•                  Senior Vice President, Hawaii Medical Service Association (HMSA), since 2011

•                  President and CEO, Bishop Museum, 2007-2011

Skills and qualifications for HECO Board service

•                  Executive management, leadership and strategic planning skills developed over a 29-year career as a businessperson and lawyer and currently as Senior Vice President of HMSA.

•                  Business, regulatory, financial stewardship and legal experience from his prior roles as President and CEO of the Bishop Museum, Chief Operating Officer for the Estate of Samuel Mills Damon (former private trust with assets valued at over $900 million prior to its dissolution), Chairperson of the Hawaii State Board of Land and Natural Resources, Director of the Hawaii State Department of Land and Natural Resources and Vice President and General Counsel at Amfac Property Development Corp.

•                  Corporate governance knowledge and familiarity with financial oversight and fiduciary responsibilities from overseeing the HMSA Internal Audit department, from his prior service as a director for The Gas Company LLC (Hawaii gas energy provider) and his current service as a trustee of the Parker Ranch Foundation Trust (charitable trust with assets valued at over $350 million), as a director and Audit Committee Chair for Parker Ranch, Inc. (largest ranch in Hawaii, with significant real estate assets), as a director and Audit Committee member for Grove Farm Company, Inc. (privately-held community and real estate development firm operating on the island of Kauai) and on the board of Kualoa Ranch, Inc. (private ranch in Hawaii offering tours and activity packages to the public).

Micah A. Kane, age 43, HECO director since 2012

Business experience since 2008

•                  Chief Operating Officer, Pacific Links Hawaii LLC (golf course owner, developer and operator), 2011 to present

•                  Principal, The KANE Group LLC (Hawaii-based company focused on land and financing matters for planned community infrastructure and general business development), 2010 to present

•                  Trustee, Kamehameha Schools ($8.5 billion Native Hawaiian trust with more than 397,000 acres of land holdings in Hawaii), 2009 to present

•                  Chairman/Director, Department of Hawaiian Home Lands, 2003-2009

Skills and qualifications for HECO Board service

•                  Executive management, leadership and strategic planning skills from current service as Chief Operating Officer of Pacific Links Hawaii and Trustee of Kamehameha Schools and from prior role as Chairman/Director of the Department of Hawaiian Home Lands.

•                  Finance and investment expertise gained through oversight of $8.5 billion asset portfolio as Trustee of Kamehameha Schools and through spearheading bond transactions as Chairman/Director of Department of Hawaiian Home Lands.

•                  Familiarity with complex capital expenditure programs from overseeing development of master planned communities and from managing annual $150 million capital improvement budget for the Department of Hawaiian Home Lands.

•                  Skilled in government affairs, policy development, public relations and crisis management from prior service as Chairman/Executive Director of the Hawaii Republican Party.

Bert A. Kobayashi, Jr., age 42, HECO director since 2006

Business experience since 2008

•                  Managing Partner, BlackSand Capital, LLC (real estate investment firm), since 2010

•                  President and CEO, Kobayashi Group, LLC, 2001-2010, and Partner, since 2001

•                  Vice President, Nikken Holdings, LLC,  2003-2010

Skills and qualifications for HECO Board service

•                  From his leadership of BlackSand Capital, LLC and Kobayashi Group, LLC, a Hawaii-based real estate development firm he co-founded with family members in 2001, extensive experience with planning, financing and leading large real estate development projects ranging from large office buildings to a luxury residential high-rise in downtown Honolulu, Hawaii to a country club on the island of Maui, and experience with executive management, marketing and government relations.

•                  Organizational governance and financial oversight experience from his current service as a director or trustee for a mutual fund (Hawaiian Tax Free Trust, from the Aquila Group of Funds) and the East-West Center Foundation, and past experience with the Nature Conservancy of Hawaii and GIFT Foundation of Hawaii, which he co-founded.

•                  Recognized business and community leader in Hawaii, named as “Young Business Leader of the Year” for 2007 by Pacific Business News.

Constance H. Lau, age 60, HECO director since 2006

HECO Chairman of the Board since 2006

Current and prior positions with HECO and its affiliates

•                  President and CEO and Director, HEI (parent company of HECO), since 2006

•                  Chairman of the Board, HECO, since 2006

•                  Chairman of the Board, ASB (affiliate of HECO), since 2006

•                  Chairman of the Board and CEO, ASB, 2008-2010

•                  Chairman of the Board, President and CEO, ASB, 2006-2008

•                  President and CEO and Director, ASB, 2001-2006

•                  Senior Executive Vice President and Chief Operating Officer and Director, ASB, 1999-2001

•                  Treasurer, HEI, 1989-1999

•                  Financial Vice President & Treasurer, HEI Power Corp. (former affiliate of HECO), 1997-1999

•                  Treasurer, HECO and Assistant Treasurer, HEI, 1987-1989

•                  Assistant Corporate Counsel, HECO, 1984-1987

Other public company directorships since 2008

•                  Director, HEI, 2001-2004 and since 2006

•                  Director, Alexander & Baldwin, Inc., 2004-2012

•                  Director and Audit Committee Chair and Nominating and Corporate Governance Committee Member, Matson, Inc., since 2012

Skills and qualifications for HECO Board service

•                  Intimate understanding of HECO and its affiliates from serving in various chief executive, chief operating and other executive, finance and legal positions at HEI and its major operating subsidiaries, HECO and ASB, for more than 28 years.

•                  Familiarity with current management and corporate governance practices from her current service as a director, Audit Committee Chair and Nominating and Corporate Governance Committee member for Matson, Inc. and as a director of Associated Electric & Gas Insurance Services, Inc.

•                  Experience with financial oversight and expansive knowledge of the Hawaii business community and the local communities that compose the customer bases of HECO and its subsidiaries from serving as a director for various local industry, business development, educational and nonprofit organizations.

•                  Utility industry knowledge from serving as a director or task force member of the Edison Electric Institute and the Electric Power Research Institute.

•                  Nationally recognized leader in infrastructure and energy, demonstrated by her appointment by President Obama to the National Infrastructure Advisory Council (which she currently chairs) and her receipt of the 2011 Woman of the Year award from the Women’s Council on Energy and the Environment.

Richard M. Rosenblum, age 62, HECO director since 2009

Current and prior positions with HECO

•                  President and CEO, HECO, since 2009

Other business experience since 2008

•                  Senior Vice President of Generation and Chief Nuclear Officer, Southern California Edison Company, 2005-2008

Skills and qualifications for HECO Board service

•                  35 years of experience in all phases of electric utility operations, including 32 years at Southern California Edison Company, one of California’s largest electric utilities, and experience leading renewable energy efforts, including initiating one of the nation’s largest solar photovoltaic projects with a goal of installing 250 megawatts of solar generating capacity over five years on commercial rooftops throughout Southern California.

•                  Operational leadership, strategic planning, customer relations and financial oversight skills from his career at Southern California Edison Company, including as Senior Vice President of Generation and Chief Nuclear Officer (2005-2008), Senior Vice President of Transmission and Distribution (1998-2005), Vice President of Customer Service and Distribution (1996-1998) and Vice President of Engineering and Technical Services (1993-1995).

Kelvin H. Taketa, age 58, HECO director since 2004

Business experience and other public company directorships since 2008

•                  President and CEO, Hawaii Community Foundation, since 1998

•                  Director since 1993 and Nominating and Corporate Governance Committee Chair, HEI (parent company of HECO)

Skills and qualifications for HECO Board service

•                  Executive management experience with responsibility for overseeing more than $500 million in charitable assets as President and CEO of the Hawaii Community Foundation.

•                  Proficiency in risk assessment, strategic planning and organizational leadership as well as marketing and public relations obtained from his current position at the Hawaii Community Foundation and his prior experience as Vice President and Executive Director of the Asia/Pacific Region for The Nature Conservancy and as Founder, Managing Partner and Director of Sunrise Capital Inc.

•                  Knowledge of corporate and nonprofit governance issues gained from his prior service as a director for Grove Farm Company, Inc., his current service as director and Vice Chair of the Independent Sector and Director of the Stupski Foundation and through publishing articles and lecturing on governance of tax-exempt organizations.

Audit Committee of the HECO Board

HECO has a guarantee with respect to 6.50% cumulative quarterly income preferred securities series 2004 (QUIPS) listed on the New York Stock Exchange (NYSE). Because HEI has common stock listed on the NYSE and HECO is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but HECO is exempt from NYSE listing standards 303A.04, 303A.05 and 303A.06, which require listed companies to have nominating/corporate governance, compensation and audit committees.

Although not required by NYSE rules to do so, HECO has established one standing committee, the HECO Audit Committee, and voluntarily endeavors to comply with NYSE and SEC requirements regarding audit committee composition. The current members of the HECO Audit Committee are nonemployee directors Timothy E. Johns (chairperson), Peggy Y. Fowler and Don E. Carroll. All committee members are independent and qualified to serve on the committee pursuant to NYSE and SEC requirements. Each of Timothy E. Johns and Peggy Y. Fowler has been determined by the HECO Board to be an “audit committee financial expert” on the HECO Audit Committee.

The HECO Audit Committee operates and acts under a written charter approved by the HECO Board and available on HEI’s website at www.hei.com. The HECO Audit Committee is responsible for overseeing (1) HECO’s financial reporting processes and internal controls, (2) the performance of HECO’s internal auditor, (3) risk assessment and risk management policies set by management and (4) the Corporate Code of Conduct compliance program for HECO and its subsidiaries. In addition, the committee provides input to the HEI Audit Committee regarding the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI’s and HECO’s consolidated financial statements and maintains procedures for receiving and reviewing confidential reports to the HECO Audit Committee of potential accounting and auditing concerns.

In 2012, the HECO Audit Committee held four meetings. At each meeting, the committee held executive sessions without management present with the independent registered public accounting firm that audits HEI’s and HECO’s consolidated financial statements and the HEI and HECO internal auditor.

Attendance at HECO Board and Committee meetings

In 2012, there were eight regular meetings and two special meetings of the HECO Board. All HECO directors attended at least 75% of the combined total number of meetings of the HECO Board and the HECO Audit Committee (for those who served on such committee).

Family relationships; executive officer and director arrangements

There are no family relationships between any executive officer, director or director nominee of HECO and any other executive officer, director or director nominee of HECO. There are no arrangements or understandings between any executive officer, director or director nominee of HECO and any other person pursuant to which such executive officer, director or director nominee was selected.

Code of Conduct

The HEI Board has adopted a Corporate Code of Conduct that applies to all of HEI’s subsidiaries, including HECO, and which includes a code of ethics applicable to, among others, HECO’s principal executive officer, principal financial officer and principal accounting officer. The Corporate Code of Conduct is available on HEI’s website at www.hei.com. HECO elects to disclose the information required by Form 8-K, Item 5.05, “Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics,” through this website and such information will remain available on this website for at least a 12-month period.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the 1934 Exchange Act requires HECO’s executive officers, controller, directors and persons who own more than ten percent of a registered class of HECO’s equity securities to file reports of ownership and changes in ownership with the SEC. Such reporting persons are also required by SEC regulations to furnish HECO with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it during 2012, or written representations from some of those persons that no Forms 5 were required from such persons, HECO believes that each of the persons required to comply with Section 16(a) of the 1934 Exchange Act with respect to HECO, including its executive officers, controller, directors and persons who own more than ten percent of a registered class of HECO’s equity securities, complied with the reporting requirements of Section 16(a) of the 1934 Exchange Act for 2012.

ITEM 11.        EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

The HECO Board does not have a separate compensation committee. Rather, the entire HECO Board serves as HECO’s compensation committee and oversees HECO executive compensation matters. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the HECO Board by reviewing and making recommendations regarding HECO executive compensation matters. HECO director Thomas B. Fargo, who is also an HEI director, is the chairperson of the HEI Compensation Committee. HECO director Don E. Carroll attends meetings of the HEI Compensation Committee as a non-voting representative of the HECO Board.

During the last fiscal year, the following HECO officers, who are also directors of HECO, participated in deliberations of the HECO Board regarding HECO executive compensation matters:

•                  HECO Chairman of the Board Constance H. Lau, who is also HEI President & CEO and an HEI director and is not compensated by HECO, participated in deliberations of the HEI Compensation Committee in recommending, and of the HECO Board in determining, compensation for HECO’s President & CEO and other HECO named executive officers.

•                  HECO President and CEO Richard M. Rosenblum, who is also a HECO director, was responsible for evaluating the performance of the other HECO named executive officers and other HECO senior officers based on performance goals and subjective measures, which evaluations were used by the HEI Compensation Committee in recommending, and by the HECO Board in determining, compensation for those officers. Mr. Rosenblum did not participate in the deliberations of the HEI Compensation Committee to recommend, or of the HECO Board to determine, his own compensation, but did participate in deliberations of the HECO Board to determine the compensation of the other HECO named executive officers.

HECO Board and HEI Compensation Committee Report

The HECO Board and the HEI Compensation Committee have reviewed and discussed with management the Compensation Discussion and Analysis that follows. Based on such review and discussion, the HEI Compensation Committee recommended to the HECO Board that the Compensation Discussion and Analysis be included in this Exhibit 99.3 and incorporated by reference in the HECO 2012 Annual Report on Form 10-K with which this Exhibit 99.3 is filed.  Taking into account such recommendation, the HECO Board approved including the Compensation Discussion and Analysis in this Exhibit 99.3 and incorporating it by reference in the HECO 2012 Annual Report on Form 10-K with which this Exhibit 99.3 is filed.

SUBMITTED BY THE HECO BOARD OF DIRECTORS

Constance H. Lau, Chairman

Don E. Carroll

Thomas B. Fargo

Peggy Y. Fowler

Timothy E. Johns

Micah A. Kane

Bert A. Kobayashi, Jr.

Richard M. Rosenblum

Kelvin H. Taketa

AND SUBMITTED BY THE COMPENSATION COMMITTEE OF

THE HEI BOARD OF DIRECTORS

Thomas B. Fargo, Chairperson

A. Maurice Myers

Jeffrey N. Watanabe

Compensation Discussion and Analysis

Who were the named executive officers for HECO in 2012?

For 2012, the HECO named executive officers were:

1.           Richard M. Rosenblum, HECO President and CEO.

2.           Tayne S. Y. Sekimura, HECO Senior Vice President and Chief Financial Officer.

3.           Robert A. Alm, HECO Executive Vice President.

4.           Stephen M. McMenamin, HECO Senior Vice President and Chief Information Officer.

5.           Patricia U. Wong, HECO Senior Vice President, Corporate Services.

Executive Summary

Objectives and Compensation Components.  Our executive compensation program is designed to:  (i) pay for performance, (ii) align the interests of executives with those of our shareholders, customers and employees, (iii) attract, motivate and retain talented executives who can drive HECO’s success and (iv) ensure that the cost of executive compensation is reasonable.

The primary components of executive compensation are base salary, annual incentives (based on achieving performance goals over a one-year period), long-term incentives (contingent on meeting performance goals over rolling three-year periods) and service-based grants of restricted stock units (RSUs) vesting in installments over four years.  Other named executive officer benefits include double-trigger change-in-control agreements for certain executives, eligibility to participate in retirement and nonqualified deferred compensation plans, and limited perquisites.

2012 Program Changes.  To further strengthen our executive compensation program, in 2012 the HECO Board and HEI Compensation Committee added HECO Consolidated Plant Additions and Consolidated Employee Engagement to the balanced scorecard of metrics used for evaluating annual performance of HECO executives.  Evaluating the progress in Consolidated Plant Additions incentivizes management to execute the utility’s robust plant additions program, which is needed to achieve clean energy goals and maintain reliable service to customers.  Considering the Consolidated Employee Engagement metric emphasizes the importance of the engagement of all employees in achieving company goals and focuses executive attention on this critical asset.

2012 Performance.  In 2012, HECO continued to focus on its critical role in achieving the state’s clean energy goals, among the most aggressive in the nation.  HECO completed the conversion of its utilities on all islands to a decoupled regulatory model, which delinks revenues from kilowatt-hour sales and supports the utility’s efforts to achieve Hawaii’s clean energy goals.  In addition, HECO and its subsidiaries completed additional power purchase agreements for energy produced from solar, wind and waste-to-energy sources and contracts for renewable biofuels to help Hawaii achieve its goal of 40% of electricity sales from renewable sources by 2030.

A more detailed description of our 2012 results is set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K.

Pay for Performance.  The compensation our named executive officers earned for 2012 reflects HECO’s 2012 performance as well as HECO’s performance over the three-year period that ended December 31, 2012:

•                  HECO Consolidated Net Income, HECO Consolidated Operations & Expense Management, HECO Consolidated Plant Additions, Safety, HECO Consolidated Customer Satisfaction, Hawaii Clean Energy Initiative and HECO Consolidated Employee Engagement were the key metrics for 2012 annual incentives for HECO named executive officers.  In 2012, HECO achieved maximum in two metrics, between target and maximum in one metric, and below minimum in four metrics, resulting, on average, in payment of annual incentives at 105% of target.  For further detail, please see “What was HECO’s annual incentive plan and were there any payouts?” below.

•                  Long-term incentives comprise a significant portion of each HECO named executive officer’s pay opportunity.  For the three-year period that ended December 31, 2012, the primary HECO named executive officer performance metrics were HECO Consolidated 2-year Return on Average Common Equity (ROACE) and HEI 3-year Total Shareholder Return (TSR) as compared to that of the Edison Electric Institute.  HECO President and CEO Mr. Rosenblum had an additional metric, HEI 2-year Average Consolidated Net Income.  The improvement in HECO Consolidated 2-year ROACE and HEI 2-year Average Consolidated Net Income (each as determined on a core (non-GAAP) financial basis) was slower than originally anticipated, resulting in performance below minimum for these performance metrics.  HEI 3-year TSR was between minimum and target for the performance period.  As a result, for the 2010-2012 long-term incentive plan, HECO named executive officers received 32% of the target level of shares (plus compounded dividend equivalents).  For further detail, please see “What was HECO’s 2010-2012 long-term incentive plan and were there any payouts?” below.

The HECO Board and HEI Compensation Committee believe that HECO’s executive compensation program reflects best practices and is structured to encourage participants to build long-term value in the Company for the benefit of all stakeholders, including shareholders, customers and employees.

Compensation Process

Does the HECO Board have a designated compensation committee?

The HECO Board does not have a separate compensation committee.  Rather, the entire HECO Board serves as HECO’s compensation committee and oversees HECO executive compensation matters.  In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the HECO Board by reviewing and making recommendations regarding HECO executive compensation matters.  HECO director Thomas B. Fargo, who is also an HEI director, is the chairperson of the HEI Compensation Committee. HECO director Don E. Carroll attends meetings of the HEI Compensation Committee as a non-voting representative of the HECO Board.

During the last fiscal year, the following HECO officers, who are also directors of HECO, participated in deliberations of the HECO Board regarding HECO executive compensation matters:

•                  HECO Chairman of the Board Constance H. Lau, who is also HEI President & CEO and an HEI director and is not compensated by HECO, participated in deliberations of the HEI Compensation Committee in recommending, and of the HECO Board in determining, compensation for HECO’s President & CEO and other HECO named executive officers.

•                  HECO President and CEO Richard M. Rosenblum, who is also a HECO director, was responsible for evaluating the performance of the other HECO named executive officers and other HECO senior officers based on performance goals and subjective measures, which evaluations were used by the HEI Compensation Committee in recommending, and by the HECO Board in determining, compensation for those officers. Mr. Rosenblum did not participate in the deliberations of the HEI Compensation Committee to recommend, or of the HECO Board to determine, his own compensation, but did participate in deliberations of the HECO Board to determine the compensation of the other HECO named executive officers.

Can the HECO Board and the HEI Compensation Committee modify or terminate executive compensation programs?

The HECO Board and the HEI Compensation Committee may amend, suspend or terminate any incentive program or other executive compensation program, or any individual executive’s participation in such programs. The HECO Board and the HEI Compensation Committee have discretion to reduce or, except to the extent an award or payout is intended to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code, increase the size of any award or payout. HECO’s incentive compensation plans and awards are designed to comply with Section 162(m), although the HECO Board and HEI Compensation Committee reserve the right to award compensation even when not deductible if it is reasonable and appropriate to do so.

In making compensation determinations, the HECO Board and the HEI Compensation Committee will consider financial, accounting and tax consequences, if appropriate. For instance, as noted above, the HECO Board and HEI Compensation Committee take into account tax deductibility in establishing executive compensation. As another example, the HECO Board and HEI Compensation Committee may determine that there should not be any incentive payout that would result solely from a new way of accounting for a financial measure.

Who is the compensation consultant and what is the consultant’s role?

Frederic W. Cook & Co. Inc. (Fred Cook & Co.) is the independent compensation consultant engaged by the HEI Compensation Committee to provide advice and data with respect to executive compensation matters. Fred Cook & Co. reports directly to the HEI Compensation Committee and not to management and assists the committee by (i) reviewing and advising the committee on HECO and HEI executive compensation policies and practices; (ii) evaluating and recommending the appropriate competitive peer groups for benchmarking purposes; and (iii) examining and recommending the compensation components and pay ranges for the HECO and HEI named executive officers and other senior executives.  A representative of Fred Cook & Co. generally attends meetings of the HEI Compensation Committee, is available to participate in committee executive sessions, and communicates directly with the committee.  The HEI Compensation Committee assessed the independence of Fred Cook & Co. pursuant to SEC rules and concluded that the work of Fred Cook & Co. has not raised any conflict of interest.

How do HECO’s compensation policies and practices relate to HECO’s risk management?

HECO has an Enterprise Risk Management function that is principally responsible for identifying and monitoring risk across HECO and its subsidiaries, and for reporting high risk areas to the HECO Board and the HECO Audit Committee. HECO’s Enterprise Risk Management function is part of HEI’s overall Enterprise Risk Management function, which is responsible for identifying and monitoring risk throughout the

HEI companies and for reporting on areas of significant risk to the HEI Board and designated board committees.  As a result, all HECO and HEI directors, including those that comprise the HEI Compensation Committee, are apprised of risks that could have a material adverse effect on HECO. The HECO Board and HEI Compensation Committee assessed and considered potential risks when establishing HECO’s compensation policies and practices and the executive compensation program described in this Compensation Discussion and Analysis. The Enterprise Risk Management function conducts an annual risk review of HECO’s executive compensation program and findings from this review are considered by the HEI Compensation Committee in designing the next year’s compensation program. The HEI Compensation Committee has concluded that the HECO executive compensation program does not encourage unnecessary or excessive risk-taking and reported such conclusion to the HECO Board.

HECO’s compensation policies and practices are designed to focus executives on initiatives that benefit shareholders and other stakeholders, including customers, employees and regulators, and to discourage decisions that introduce risks that may have a material adverse effect on the Company. Because the executive officers are in a position to directly influence HECO’s performance, a significant portion of their pay opportunity is “at risk” and tied directly to HECO and HEI performance – namely, the annual incentive plan and long-term incentive plan.  In addition, annual equity grants to executive officers in the form of restricted stock units ensure that executives share in both the upside potential and downside risk of any shareholder.

In structuring incentive compensation plans and setting metrics and goals for awards under those plans, the HEI Compensation Committee and HECO Board incorporate the following elements and practices to promote prudent decision-making without encouraging employees to take unnecessary or excessive risks:

•                  Financial performance objectives for the annual cash incentive program are linked to approved budget guidelines, and nonfinancial measures (such as customer satisfaction, safety, employee engagement and clean energy initiatives) are aligned with the interests of all of HECO’s stakeholders.

•                  Financial and nonfinancial performance measures for annual cash incentive programs are aligned for named executive officers, other officers and nonexecutive employees.

•                  An executive compensation recovery policy permits clawback/recoupment of performance-based compensation paid to executives found personally responsible for fraud, gross negligence or intentional misconduct that causes a restatement of HECO’s financial statements.

•                  Financial opportunities under long-term incentive programs are greater than financial opportunities under annual incentive programs, thereby encouraging sustained attention to long-term value growth and discouraging excessive short-term risk-taking.

•                  Share ownership and retention guidelines requiring Mr. Rosenblum to hold certain amounts of HEI Common Stock ensure that HECO’s chief executive has a substantial personal stake in the long-term performance of HECO and HEI. The guidelines specific to Mr. Rosenblum will be discussed in the HEI 2013 Proxy Statement.

•                  Payouts under the long-term incentive plan are 100% equity based so executives share in the same upside potential and downside risk as all shareholders.

•                  Payouts under performance-based plans are generally pro-rata once performance is above minimum thresholds, rather than “all-or-nothing.”

•                  Annual grants of long-term equity-based incentives vest over a period of years to encourage executives to focus on sustaining long-term performance.

•                  Performance-based plans use a variety of financial and nonfinancial performance metrics (e.g., net income, return on average common equity, total shareholder return, achievement of clean energy initiatives, safety, customer satisfaction and employee engagement, among others), that correlate with long-term value creation and are impacted by management decisions.

•                  The goal-setting process is variable and nonformulaic and considers prior performance, market conditions and peer group measures relative to future expected performance to assess the reasonableness of the goals.

•                  The HECO Board and HEI Compensation Committee exercise discretion in establishing performance metrics and goals, in determining whether the goals have been achieved and in administering performance-based and equity awards.

•                  The HECO Board and HEI Compensation Committee continuously monitor HECO’s progress toward its goals in juxtaposition to risks faced by the enterprise, including through management presentations at quarterly meetings and through periodic written reports from management.

Compensation Philosophy

What is HECO’s philosophy regarding its executive compensation programs?

HECO’s overall philosophy is to have compensation plans that enhance long-term value for all stakeholders, including shareholders, customers and employees.  The specific goals that satisfy this objective are:

•                  To attract and retain talented executives;

•                  To motivate that talent through rewards aligned to the creation of sustainable value; and

•                  To satisfy these attraction and alignment goals at a reasonable cost.

How are the programs designed and what are they designed to reward?

The compensation programs’ objectives of attracting and retaining executives, alignment of executive incentives with value creation and maintaining reasonable cost are designed to be mutually distinct and collectively complete.

•                  Total target direct compensation is levelized at approximately the competitive market median of the relevant peer group to promote executive recruitment, retention and motivation, while at a reasonable cost.

•                  Compensation elements are designed to incent individual and group performance toward achieving the Company’s strategic goals.

•                  Compensation components are balanced between cash and equity to ensure an appropriate level of alignment of executives’ compensation with shareholders’ interests.

•                  Multiple metrics are used to focus executives on long-term value creation and risk management considerations.

•                  In making executive compensation decisions, the HECO Board and HEI Compensation Committee review tally sheets and consider how changes in one element impact other compensation elements as well as the overall pay mix for each executive.

Compensation Elements

What is each element of executive compensation and how does it fulfill HECO’s compensation objectives?

The following chart summarizes the components of HECO’s executive compensation program and the connection of each component to the Company’s executive compensation objectives.  Each compensation element is described in further detail in the pages that follow and in the charts and notes below under Executive Compensation.

Element	Description	Objectives
CURRENT YEAR PERFORMANCE
Base Salary	Fixed level of cash compensation targeted to peer group median (but may vary based on performance, experience, responsibilities and other factors).	Attract and retain talented executives by providing market-competitive base salary.
Annual Incentive

Cash award based on achievement of Company goals during the year.

Awards are at risk because they depend on achievement of pre-set performance goals. Poor performance yields no incentive payment.

Combined with base salary, target annual incentive provides a market-competitive total annual cash opportunity.

Motivate executives and pay for performance that benefits all stakeholders, including shareholders, customers and employees.

Attract and retain talented leaders by providing competitive annual cash opportunity.

Balance compensation cost and return by paying awards based on performance.

LONG-TERM COMPENSATION
Long-term Performance-based Awards

Long-term incentive award opportunity based on meeting performance objectives over rolling three-year periods.

Awards are at risk because they depend on pre-set performance goals. Poor performance yields no incentive payment.

Target opportunity is based on peer group median.

Awards are payable 100% in shares of HEI stock.

Motivate executives and pay for performance that creates long-term value.

Align executive interests with those of shareholders by focusing on long-term growth and by paying awards in the form of equity.

Attract and retain talented leaders by setting target level to be competitive with peer median.

Balance compensation cost and return by paying awards based on performance.

Annual Stock-based Grant	Annual equity grants in the form of restricted stock units. Amount of annual grant is a percentage of base salary at market-competitive levels. Awards vest in annual installments over 4 years.

Align executive and shareholder interests by ensuring executives have a significant personal stake in long-term growth of the Company.

Motivate high business performance.

Retain talented leaders through multi-year vesting.

RETIREMENT, PENSION & SAVINGS
HEI Retirement Plans

HECO executives participate in defined benefit pension plans and savings plans under the same terms and conditions as all HEI and HECO employees.

The HEI Excess Pay Plan enables HEI and HECO executives to earn retirement benefits correlated to salary compensation in excess of limits applicable to defined benefit pension plans.

Attract and retain talented leaders by providing retirement income and enhancing long-term employee well-being.
HEI Deferred Compensation Plans	Enable HEI and HECO executives to defer portions of cash compensation, with certain limitations.	Attract and retain talented leaders by providing an additional method of saving for retirement and enhancing long-term employee well-being.
OTHER BENEFITS
Double Trigger Change-in-control Agreements	Double-trigger agreements, with 1 times to 2 times payment multiples. (Double-trigger = change in control followed by qualifying loss of employment.)	Attract and retain qualified leaders capable of a high level of performance. Encourage focused attention of executives in the change-in-control context.
HEI Executive Death Benefit Plan	Form of insurance that provides benefits to executive’s beneficiaries in event of executive’s death; frozen to those participants who were employees as of September 2009.	Provide peace of mind to enhance long-term employee well-being.

How does HECO determine the amount for each element?

Competitive Market Comparisons.  The HECO Board and HEI Compensation Committee consider competitive market compensation as a reference in determining appropriate pay levels and mix of pay components. The HECO Board and HEI Compensation Committee benchmark the elements of named executive officer compensation toward the median of the competitive market, while allowing individual differences based on an executive’s importance to the organization, performance, length of time in the position, execution of strategy, competitive options and retention and succession considerations.  Competitive market data used in setting 2012 executive compensation consisted of information from public company proxy statements for peer group companies and compensation survey data provided to Fred Cook & Co. by Towers Watson.

Peer companies are recommended by Fred Cook & Co. and reviewed and approved by the HEI Compensation Committee. Peer companies are, in the aggregate, similar in size, provide similar products and services and are sources for talented employees.

In late 2011, Fred Cook & Co. conducted a peer group selection and compensation comparison for purposes of setting 2012 HECO executive compensation. Taking into account Fred Cook & Co.’s peer analysis, the HEI Compensation Committee largely maintained the peer group used in determining 2011 compensation, with modest changes for 2012 due to acquisitions or mergers that involved some former peer companies.  HECO’s peers were chosen from among utilities in a similar size range as HECO and with primarily regulated operations.  The 2012 peer group included 16 public utilities with annual revenue generally between one-half to two-times that of HECO. Following is HECO’s 2012 peer group:

Alliant Energy	Great Plains Energy	OGE Energy	TECO Energy
Avista	IDACORP	Pinnacle West Capital	UniSource Energy
Black Hills	NorthWestern	PNM Resources	Vectren
DPL	NV Energy	Portland General Electric	Westar Energy

Competitive market data available in late 2011 was used to establish the 2012 total direct compensation opportunity (comprised of base salary, target annual incentive, target long-term incentive and restricted stock unit grants).  The competitive market comparison revealed that the 2012 total direct compensation opportunity for Mr. Rosenblum, Mr. McMenamin and Ms. Wong was approximately at median and that the 2012 total direct compensation opportunity for Mr. Alm and Ms. Sekimura was between the 25th percentile and median.

Other Considerations.  In addition to competitive market comparisons, the HECO Board and HEI Compensation Committee consider other factors to determine compensation levels, including internal equity among the named executive officers, individual and Company performance, experience and other matters.  The HECO Board and HEI Compensation Committee believe that the comparative compensation among the named executive officers is fair, considering job scope, experience, value to the organization and duties relative to the other named executive officers, and that the total compensation for the named executive officers is appropriate given the needs of the Company, the experience, responsibilities, competencies and performance of the executive team and market comparisons.

What are the base salaries of the HECO named executive officers?

Base salaries for our named executive officers are targeted to the median of the competitive market (with individual differences above or below the median in light of considerations discussed above under “How does HECO determine the amount for each element?”) in order to provide a base level of compensation for the year and to attract and retain the talent needed to run HECO’s complex operations and create value for all HECO stakeholders.

In February 2012, the HECO Board approved base salary increases for the HECO named executive officers to be effective as of January 2012 as shown in the table below:

Name	Base Salary Increase	% Base Salary Increase	Base Salary Effective January 2012
Richard M. Rosenblum	$3,000	0.5%	$605,000
Tayne S. Y. Sekimura	$8,000	2.8%	$289,000
Robert A. Alm	$4,000	1.1%	$369,000
Stephen M. McMenamin	$3,000	1.1%	$267,000
Patricia U. Wong	$1,000	0.3%	$296,000

What was HECO’s 2012 annual incentive plan and were there any payouts?

HECO named executive officers have the opportunity to earn an annual cash incentive award based on the achievement of performance goals during the year.  Goals under HECO’s annual incentive plan, known as the Executive Incentive Compensation Plan (EICP), are designed to (i) focus executives on building fundamental earnings in a controlled risk manner, (ii) promote nonfinancial goals important to HECO and its stakeholders, including goals focused on customers, employees and renewable energy, and (iii) motivate executives and encourage their commitment to HECO’s success.  Award ranges are determined in comparison to competitive peers to assist in attracting and retaining high-caliber executives.

Award ranges.  Below are the 2012 HECO EICP named executive officer award ranges established by the HECO Board and HEI Compensation Committee in February 2012, shown as a percentage of 2012 base salary.  The award ranges for Mr. Rosenblum remained the same as for 2011, but the award ranges for the other named executive officers were slightly higher than 2011 in order to increase the proportion of their compensation that is tied to performance.

Name	Minimum Threshold	Target	Maximum
Richard M. Rosenblum	35%	70%	140%
Tayne S. Y. Sekimura	22.5%	45%	90%
Robert A. Alm	27.5%	55%	110%
Stephen M. McMenamin	22.5%	45%	90%
Patricia U. Wong	22.5%	45%	90%

Metrics, goals and results.  In February 2012, the HECO Board and HEI Compensation Committee established the performance metrics, weightings, minimum thresholds, target and maximum goals shown in the table below for the 2012 HECO EICP.  The named executive officers listed together below shared the same goals.  The results shown in the table represent the level of achievement in each of the 2012 EICP performance metrics.

The 2012 EICP metrics below were chosen because improvement in those metrics correlates with strengthened financial condition, more resilient systems, safer workplaces, greater customer satisfaction and employee engagement, and progress toward Hawaii’s renewable energy goals.

In determining the level of performance achieved for purposes of the 2012 EICP, in February 2013, the HECO Board and HEI Compensation Committee excluded from the HECO Consolidated Net Income results an after-tax write-off of utility project costs of approximately $24 million, which resulted from a recent settlement agreement with the Consumer Advocate, subject to PUC approval.  In deciding to approve this exclusion for purposes of the 2012 EICP, the HECO Board and HEI Compensation Committee considered (i) that the write-off was in the long-term best interests of the Company, its customers and shareholders and that executives should be encouraged to take actions that are in the best interests of the Company and its stakeholders and (ii) that HECO achieved strong results in 2012 on a core (non-GAAP) financial basis.  The after-tax write-off is described further in the section entitled “Management’s Discussion and Analysis of Financial Condition and Resulting Operations” in our Annual Report on Form 10-K.

Metric and Weighting (%)	Minimum Threshold	Target	Maximum	Result
Richard M. Rosenblum
HECO Consolidated Net Income(1) (40%)	$102 million	$112 million	$122 million	$124 million
HECO Consolidated Operations & Maintenance Expense Management(2) (10%)	$412 million	$396 million	$380 million	$389 million
HECO Consolidated Plant Additions(3) (10%)	$280 million	$312 million	$329 million	$340 million
HECO Consolidated Safety(4) (10%)	1.85	1.53	1.21	2.15
Hawaii Clean Energy Initiative(5) (10%)	Meet minimum milestones	Meet target milestones	Meet maximum milestones	Did not meet minimum milestones
HECO Consolidated Customer Satisfaction(6) (10%)	50th percentile	55th percentile	60th percentile	5th percentile
HECO Consolid ated Employee Engagement (7) (10%)	67.8%	Utility industry average	Utility industry average plus 5%	66.9%
Tayne S. Y. Sekimura, Robert A. Alm, Stephen M. McMenamin, Patricia U. Wong
HECO Consolidated Net Income(1) (30%)	$102 million	$112 million	$122 million	$124 million
HECO Consolidated Operations & Maintenance Expense Management(2) (10%)	$412 million	$396 million	$380 million	$389 million
HECO Consolidated Plant Additions(3) (10%)	$280 million	$312 million	$329 million	$340 million
HECO Safety(4) (10%)	1.85	1.53	1.21	2.15
Hawaii Clean Energy Initiative(5) (10%)	Meet minimum milestones	Meet target milestones	Meet maximum milestones	Did not meet minimum milestones
HECO Consolidated Customer Satisfaction(6) (10%)	50th percentile	55th percentile	60th percentile	5th percentile
HECO Consolidated Employee Engagement(7) (10%)	67.8%	Utility industry average	Utility industry average plus 5%	66.9%
Individual Goal(8) (10%)	Meet minimum milestones	Meet target milestones	Meet maximum milestones	Varies by individual

(1)

HECO Consolidated Net Income is a basic financial measure of earnings for the year. The 2012 HECO Consolidated Net Income result differs from what is reported under U.S. generally accepted accounting principles (GAAP) because it excludes an after-tax write-off of utility project costs of approximately $24 million, which resulted from a recent settlement agreement with the Consumer Advocate, subject to PUC approval.  See pages 39-40 for a reconciliation of the GAAP and non-GAAP results.

(2)

HECO Consolidated Operations and Maintenance Expense Management encourages utility executives to seek better ways to perform operations and maintenance projects. Demand-side management expenses were not considered for purposes of this metric.

(3)

HECO Consolidated Plant Additions incentivizes management to execute the utility’s robust plant additions program, which is needed to achieve clean energy goals and maintain reliable service to customers. Consolidated Plant Additions represents budgeted plant additions to the utility rate base, net of in-kind contributions in aid of construction.

(4)

HECO Consolidated Safety and HECO Safety are measured by Total Cases Incident Rate (TCIR), which is a standard measure of employee safety. TCIR is equal to the total number of Occupational Safety and Health Administration recordable cases as of December 31, 2012 x 200,000 productive hours divided by the total number of productive hours for the year, with the lower the TCIR the better.

(5)

The Hawaii Clean Energy Initiative (HCEI) metric focuses executives on projects to obtain renewable energy from wind, photovoltaics, biomass, geothermal, ocean and other sources to help the utilities meet their commitments under the HCEI, an agreement between the state of Hawaii and the utilities to reduce the state’s dependence on fossil fuels by increasing the development and use of renewable energy.

(6)

HECO Consolidated Customer Satisfaction is based on customer surveys conducted by a third party vendor, and compares utility performance to the national utility industry. This metric is an indicator of how satisfied customers are with the utilities’ service, reliability and pricing relative to other utilities.

(7)

HECO Consolidated Employee Engagement is based on employee engagement surveys conducted by a third party vendor and compares utility employee engagement to that of general industry and to utilities in particular.

(8)	Individual goals are based on achievement of objectives specific to the executive’s area of responsibility.

As a result of achieving the performance levels indicated in the chart above, in February 2013 the HECO Board and HEI Compensation Committee approved payment of the following 2012 EICP awards for the HECO named executive officers:

Name	Payout
Richard M. Rosenblum	$484,378
Tayne S. Y. Sekimura	$122,735
Robert A. Alm	$191,534
Stephen M. McMenamin	$125,407
Patricia U. Wong	$139,028

What was HECO’s 2010-2012 long-term incentive plan and were there any payouts?

HECO named executive officers have the opportunity to earn awards under HECO’s long-term incentive plan (LTIP) based on achievement of company performance goals over rolling three-year performance periods.  The three-year performance periods foster a long-term perspective and provide balance with the shorter-term focus of the annual incentive program.  In addition, the overlapping three-year performance periods encourage sustained high levels of performance because at any one time three separate potential awards are affected by current performance.  These incentives also are intended to promote retention due to their long-term nature.  The 2010-2012 LTIP awards described below were paid 100% in HEI Common Stock.

Award ranges.  In February 2010, the HECO Board and HEI Compensation Committee established the following 2010-2012 LTIP award ranges for the HECO named executive officers, shown as a percentage of annual base salary as of January 2010:

Name	Minimum Threshold	Target	Maximum
Richard M. Rosenblum	45%	90%	180%
Tayne S. Y. Sekimura	20%	40%	80%
Robert A. Alm	20%	40%	80%
Stephen M. McMenamin	20%	40%	80%
Patricia U. Wong	20%	40%	80%

Metrics, goals and results.  The table below shows the performance metrics, weightings, minimum thresholds, target and maximum goals and results for the 2010-2012 LTIP.  The executives listed together below shared the same goals.

The metrics and goals below were set by the HECO Board and HEI Compensation Committee in 2010 because they were believed to align executive compensation with the creation of long-term value for all HECO stakeholders, including shareholders, customers and employees. Each goal was aligned with HECO’s strategic plan and determined by the HECO Board and HEI Compensation Committee to be at a level which, if achieved, would be worthy of the incentive compensation.

Metric and Weighting (%)	Minimum Threshold	Target	Maximum	Result
Richard M. Rosenblum
HEI Total Shareholder Return (TSR) as percentile of Edison Electric Institute (EEI) Index(1) (40%)	30th percentile	50th percentile	75th percentile	42nd percentile
HEI 2-year Average Consolidated Net Income(2) (30%)	$172 million	$191 million	$210 million	$154 million
HECO Consolidated Return on 2-year Average Common Equity(3) (30%)	8.5%	9.1%	10.0%	8.1%
Tayne S. Y. Sekimura, Robert A. Alm, Stephen M. McMenamin, Patricia U. Wong
HEI TSR as percentile of EEI Index(1) (40%)	30th percentile	50th percentile	75th percentile	42nd percentile
HECO Consolidated Return on 2-year Average Common Equity(3) (60%)	8.5%	9.1%	10.0%	8.1%

(1)

TSR is based on the relationship of HEI’s total return to that of the Edison Electric Institute (EEI) Index. TSR is the sum of the growth in price per share of HEI Common Stock based on the December month-average share price at the beginning of the performance period to the December month-average share price at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the beginning December month-average share price. The EEI is an association of U.S. shareholder-owned electric companies that are representative of comparable investment alternatives to HEI. The EEI’s members serve 95% of the ultimate customers in the shareholder-owned segment of the industry and represent approximately 70% of the U.S. electric power industry. The 2012 three-year EEI Index consisted of the following companies:

ALLETE	Duke Energy	NEXTERA Energy	Public Service Enterprise
Alliant Energy	Edison International	NiSource	Group
Ameren	El Paso Electric	Northeast Utilities	Scana
American Electric Power	The Empire District Electric	NorthWestern Energy	Sempra Energy
Avista	Entergy	NV Energy	Southern
Black Hills	Exelon	OGE Energy	TECO Energy
Centerpoint Energy	First Energy	Otter Tail	UIL Holdings
CH Energy Group	Great Plains Energy	Pepco Holdings	UniSource Energy
CLECO	Hawaiian Electric Industries	PG&E	Unitil
CMS Energy	IDACORP	Pinnacle West Capital	Vectren
Consolidated Edison	Integrys Energy Group	PNM Resources	Westar Energy
Dominion Resources	MDU Resources Group	Portland General Electric	Wisconsin Energy
DTE Energy	MGE Energy	PPL	Xcel Energy

(2)

The HEI 2-year Average Consolidated Net Income result was calculated by averaging HEI’s core net income for 2011 and 2012.  HEI core net income for 2011 and 2012 differs from what is reported under GAAP because it excludes after-tax write-offs of utility project costs of approximately $5.7 million in 2011 and approximately $24 million in 2012.  See pages 39-40 for a reconciliation of the GAAP and non-GAAP results.

(3)

The HECO Consolidated Return on 2-year Average Common Equity result was calculated by dividing core HECO consolidated net income for 2011 and 2012 by core HECO consolidated average common equity as measured from the beginning of 2011 to the end of 2012.  2011 and 2012 core HECO consolidated net income and core HECO consolidated average common equity differ from what is reported under GAAP because they reflect the after-tax write-offs described in note 2.  See pages 39-40 for a reconciliation of the GAAP and non-GAAP results.

Based on achievement of the performance levels indicated in the chart above, in February 2013 the HECO Board and HEI Compensation Committee approved the following stock payouts under the 2010-2012 LTIP for the HECO named executive officers below:

Name	Payout*
Richard M. Rosenblum	8,817 shares
Tayne S. Y. Sekimura	1,797 shares
Robert A. Alm	2,376 shares
Stephen M. McMenamin	1,689 shares
Patricia U. Wong	1,930 shares

* Dividend equivalent shares accrued during the period on the number of shares listed and were paid out along with the shares listed above. Dividend equivalent shares paid out in addition to the shares above were:  Mr. Rosenblum 1,465 shares, Ms. Sekimura 298 shares, Mr. Alm 395 shares, Mr. McMenamin 281 shares and Ms. Wong 321 shares.

What is HECO’s 2011-2013 long-term incentive plan?

HECO’s 2011-2013 long-term incentive plan was described at pages 166-167 of its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

What is HECO’s 2012-2014 long-term incentive plan?

Awards under the 2012-2014 LTIP will be paid 100% in shares of HEI Common Stock (plus compounded dividend equivalent shares less applicable taxes). The potential number of shares (excluding dividend equivalents) was determined at the beginning of the performance period based on the participant’s salary at the beginning of the performance period and the fair market value of HEI Common Stock on the date the award opportunity was established.

Award ranges.  In February 2012, the HECO Board and HEI Compensation Committee established the 2012-2014 LTIP award ranges below for HECO named executive officers, shown as a percentage of annual base salary as of January 2012.  The award ranges remained the same as for the 2011-2013 LTIP for all HECO named executive officers.

Name	Minimum Threshold	Target	Maximum
Richard M. Rosenblum	45%	90%	180%
Tayne S. Y. Sekimura	20%	40%	80%
Robert A. Alm	20%	40%	80%
Stephen M. McMenamin	20%	40%	80%
Patricia U. Wong	20%	40%	80%

Metrics and goals.  In February 2012, the HECO Board and HEI Compensation Committee also approved the following performance metrics, weightings, minimum thresholds, target and maximum goals for the 2012-2014 LTIP. All HECO named executive officers shared the goals listed below.

Metric and Weighting (%)	Minimum Threshold	Target	Maximum
Richard M. Rosenblum, Tayne S. Y. Sekimura, Robert A. Alm, Stephen M. McMenamin, Patricia U. Wong
HEI Total Shareholder Return (TSR) as percentile of EEI Index (40%) (1)	30th percentile	50th percentile	75th percentile
HECO Consolidated Return on Average Common Equity (ROACE) as a percentage of allowed return (30%)(2)	72%	80%	90%
HECO 3-year Average Consolidated Net Income (30%)(3)	$117 million	$130 million	$143 million

(1)

TSR is based on the relationship of HEI’s total return to that of the EEI Index. TSR is the sum of the growth in price per share of HEI Common Stock based on the December month-average share price at the beginning of the performance period to the December month-average share price at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the beginning December month-average share price.

(2)

HECO Consolidated ROACE as a percentage of allowed return is measured as the average consolidated return on average common equity for the three-year performance period compared to the average consolidated allowed return on common equity as determined by the Hawaii Public Utilities Commission for the 3-year performance period.

(3)	HECO 3-year Average Consolidated Net Income is the average of HECO’s consolidated net income over the performance period.

The HECO Board and HEI Compensation Committee chose the metrics and goals above to encourage long-term achievement of HECO earnings and enhancement of shareholder value. Shareholders, customers and employees all benefit when these goals are met.  Achievement of these goals makes HECO and HEI stronger financially, enabling HECO and HEI to raise capital at favorable rates for reinvestment in the utilities and supporting shareholder dividends.

From a historical perspective, payouts are not easy to achieve, nor are they guaranteed, under the HECO LTIP. The utilities face significant external challenges in the 2012-2014 performance period. Extraordinary leadership on the part of the named executive officers will be needed to achieve the long-term objectives required for them to earn the incentive payouts. The HECO Board and HEI Compensation Committee believe that the LTIP targets are challenging and that all stakeholders will benefit if HECO is successful in achieving the goals listed above for the 2012-2014 performance period.

Do HECO named executive officers receive equity-based awards other than through the long-term incentive plan?

HECO named executive officers are eligible to receive annual equity-based grants in the form of restricted stock units (RSUs) that vest in annual installments over four years.  RSUs offer executives the opportunity to receive shares of HEI Common Stock when the restrictions lapse, generally subject to continued employment with the company.  The amount of the annual RSU grant is a percentage of the executive’s base salary.  These awards are designed to align named executive officers’ interests with those of shareholders by exposing executives to the same upside potential and downside risk as shareholders.  Since they take four years to fully vest, these awards focus executives on creating long-term value for all stakeholders and encourage retention.

In February 2012, RSUs were granted to all of the HECO named executive officers.  The HECO Board and HEI Compensation Committee determined the number of RSUs to be awarded in consultation with the HEI Compensation Committee’s independent compensation consultant and considering peer practices. The RSUs vest in equal annual installments over a four-year period and accrue dividend equivalents, which are paid in conjunction with the annual installment vesting.  The 2012 RSU grants are summarized in the 2012 Grants of Plan-Based Awards table and related notes below.

What retirement benefits do HECO named executive officers have?

HECO provides retirement benefits to named executive officers to promote financial security in recognition of years of service and to attract and retain high-quality leaders.

•                 HECO employees, including named executive officers, who joined the Company before May 1, 2011 were eligible to participate in the tax-qualified HEI Retirement Plan, which is a defined benefit pension plan, and to save for retirement on a tax-deferred basis through HEI’s 401(k) Plan, which does not provide matching contributions for participants who joined the Company before May 1, 2011.  In 2011, revisions were made to reduce the pension benefit under the HEI Retirement Plan and to provide for limited Company matching contributions under the HEI 401(k) Plan, but only for employees hired on or after May 1, 2011.  These changes are intended to lower the cost of pension benefits over the long term.

•                 Additional retirement benefits that cannot be paid from the HEI Retirement Plan due to Internal Revenue Code limits are also provided to certain HECO named executive officers and other executives through the nonqualified HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans and on the amount of annual benefits that can be paid from qualified retirement plans.  This allows those participating in the HEI Excess Pay Plan a total retirement benefit at the same general percentage of final average pay afforded to other employees under the HEI Retirement Plan.

Retirement benefits are discussed in further detail in the 2012 Pension Benefits table and related notes below.

May HECO named executive officers participate in nonqualified deferred compensation plans?

HECO provides named executive officers and other executives the opportunity to participate in plans that allow them to defer compensation and the resulting tax liability. HECO named executive officers may participate in the HEI Deferred Compensation Plan, a nonqualified deferred compensation plan implemented in 2011 that allows deferral of portions of the participants’ cash compensation, with certain limitations, and provides investment opportunities that are substantially similar to those available under the HEI 401(k) Plan. There are no matching contributions under the HEI Deferred Compensation Plan.  HECO named executive officers are also eligible to defer payment of annual and long-term incentive awards and the resulting tax liability under a prior HEI nonqualified deferred compensation plan. No HECO named executive officer participated in either of the HEI nonqualified deferred compensation plans in 2012.  Deferred compensation benefits are discussed in further detail in the 2012 Nonqualified Deferred Compensation table and related notes below.

Do HECO named executive officers have executive death benefits?

The Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provides death benefits to an executive’s beneficiaries following the executive’s death while employed or after retirement, was closed to new participants effective September 9, 2009. These death benefits would be provided to beneficiaries of HECO named executive officers other than Mr. McMenamin, who is not covered by the plan because he became a HECO executive officer after September 9, 2009. In addition, the benefits to beneficiaries of participants who were employees as of such date were frozen (i.e., the plan was amended to foreclose any increase in death benefits that would occur due to salary increases after September 9, 2009). Under the Executive Death Benefit Plan contracts with participants in effect before September 9, 2009, the death benefits were grossed up for tax purposes.  This treatment was considered appropriate because the executive death benefit is a form of life insurance and traditionally life insurance proceeds have been tax-exempt. Death benefits are discussed in further detail in the 2012 Pension Benefits table and related notes below.

Do HECO named executive officers have change-in-control agreements?

Mr. Rosenblum and Ms. Wong are the only HECO named executive officers who are parties to a change-in-control agreement.

The HECO Board and HEI Compensation Committee view change-in-control agreements to be an appropriate tool to recruit executives as an expected part of their compensation package, to encourage the continued attention of key executives to the performance of their duties without distraction in the event of a potential change in control and to assist in retaining key executives. Change-in-control agreements can protect against executive flight during a transaction when key executives might, in the absence of the agreement, leave the company and accept employment elsewhere.

The change-in-control agreements for Mr. Rosenblum and Ms. Wong are double trigger, which means that the executive would receive a severance payment only if there is both a change in control and the executive loses his/her job as a result. The agreements provide for a cash lump sum payment of two times base salary plus annual incentive for Mr. Rosenblum and one times base salary plus annual incentive for Ms. Wong. The annual incentive amount is the greater of the current annual incentive target or the largest actual annual incentive payout during the preceding three fiscal years.  Aggregate payments under these agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code and there are no tax gross ups with respect to these agreements.  Payment of the severance benefits is conditioned on the Company receiving a release of claims by the executive.

The change-in control agreements have initial terms of two years and automatically renew for an additional year on each anniversary unless 90 days’ notice of nonrenewal is provided by either party, so that the protected period is at least one year upon nonrenewal. The agreements remain in effect for two years following a change in control. The agreements define a change in control as a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of the HEI Board following the consummation of a merger, tender offer or similar transaction. Mr. Rosenblum’s agreement also defines a change in control as a change in ownership of HECO.  Change-in-control benefits are discussed in further detail in the Potential Payments upon Termination or Change in Control section and related notes below.

What other benefits do HECO named executive officers have?

HECO provides limited other compensation to the named executive officers because they are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or are necessary to recruit executives, such as relocation expenses or extra weeks of vacation.  HECO may, from time to time, reimburse for reasonable business-related expenses.

HECO has eliminated nearly all tax gross-ups. There are no tax gross-ups on club membership initiation or membership fees, or in the change-in-control agreements. As discussed under “Do HECO named executive officers have executive death benefits?,” tax gross-ups of death benefits have been restricted to the executives who participated in the Executive Death Benefit Plan prior to September 9, 2009 (the date the plan was frozen). As noted in that discussion, such tax gross-ups are pursuant to contracts in effect prior to September 9, 2009 and were considered appropriate because executive death benefits are a form of life insurance, the proceeds of which have traditionally been tax-exempt.

In 2012, Mr. Rosenblum had a club membership for the primary purpose of business entertainment expected of executives in his position. When he joined HECO in 2009, Mr. Rosenblum received two years of additional credited service for purposes of calculating his retirement benefits under the HEI Excess Pay Plan.  In addition, he has ten days of sick leave and four weeks of vacation annually, which is more than an employee with similar length of service would receive. Mr. McMenamin was eligible for reimbursement for monthly round-trip airfare to California, and associated ground transportation, from his date of hire through September 2012. Mr. McMenamin is eligible for three weeks of vacation, which is more than an employee with similar length of service would receive.

For further description of the amounts described above see footnote 4 to the 2012 Summary Compensation Table below.

Summary Compensation Table

The following table shows the base salary, bonus (if applicable), grant date fair value of stock awards, non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and all other compensation and benefits earned by the HECO named executive officers during 2010, 2011 and 2012. Only the amounts reported in the “Salary,” “Bonus,” and “Non-equity Incentive Plan Compensation” columns of the table represent cash compensation earned for the applicable year.  All compensation amounts presented for Mr. Rosenblum are the same amounts that will be presented for him in the HEI 2013 Proxy Statement.

2012 SUMMARY COMPENSATION TABLE

Name and 2012 Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compen- sation ($) (4)	Total Without Change in Pension Value ($) (5)	Total ($)
Richard M. Rosenblum	2012	605,000	–	886,652	484,378	482,246	29,210	2,005,240	2,487,486
President and Chief Executive Officer	2011	602,000	–	873,872	529,013	337,515	25,696	2,030,581	2,368,096
	2010	584,667	–	786,620	282,037	279,777	26,335	1,679,659	1,959,436

Tayne S. Y. Sekimura	2012	289,000	–	225,171	122,735	472,413	–	636,906	1,109,319
Senior Vice President and Chief Financial Officer	2011	281,000	–	229,667	142,960	256,733	–	653,627	910,360
	2010	271,334	–	204,667	236,944	263,699	–	712,945	976,644

Robert A. Alm	2012	369,000	–	305,931	191,534	309,727	–	866,465	1,176,192
Executive Vice President	2011	365,000	–	316,593	208,044	309,198	–	889,637	1,198,835
	2010	354,933	–	286,658	325,720	288,234	–	967,311	1,255,545

Stephen M. McMenamin	2012	267,000	–	208,030	125,407	119,374	23,609	624,046	743,420
Senior Vice President and Chief Information Officer	2011	264,000	–	176,176	102,687	80,096	27,344	570,207	650,303
	2010	253,333	–	152,591	58,736	62,032	44,775	509,435	571,467

Patricia U. Wong	2012	296,000	–	230,621	139,028	516,093	–	665,649	1,181,742
Senior Vice President, Corporate Services	2011	295,000	–	241,116	151,068	303,615	–	687,184	990,799
	2010	288,033	–	213,134	400,226	332,812	–	901,393	1,234,205

(1)

Stock Awards. These amounts represent the aggregate grant date fair value of stock awards granted in the years shown computed in accordance with FASB ASC Topic 718. Stock awards include restricted stock units and performance award opportunities under the long-term incentive plan (LTIP) established during the year to the extent any actual award at the end of the LTIP performance period is payable in stock (based on probable outcome of performance conditions as of the grant date). Any payment under the 2012-2014 LTIP will be determined based on performance over the 2012-2014 performance period and will not be paid until 2015. See the 2012 Grants of Plan-Based Awards table below for the portion of the amount in the Stock Awards column above that is composed of 2012 grants of restricted stock units and performance award opportunities under the 2012-2014 LTIP. Assuming achievement of the highest level of performance conditions, the maximum value of the performance awards payable in 2015 under the 2012-2014 LTIP is: Mr. Rosenblum $1,168,312; Ms. Sekimura $248,035; Mr. Alm $316,709; Mr. McMenamin $229,164; and Ms. Wong $254,054. The assumptions underlying the amounts set out for restricted stock units and performance awards are described in Note 10 to HEI’s Consolidated Financial Statements in our Annual Report on Form 10-K.

(2)

Non-equity Incentive Plan Compensation. These amounts represent 2010, 2011 and 2012 Executive Incentive Compensation Plan (EICP) payouts to the HECO named executive officers that were approved by the HEI Compensation Committee and HECO Board and paid in February of the following year. EICP payouts are made in cash. For 2010 and 2011, the amount in this column also included the cash portion of any payout from the LTIP ending in the applicable year. No portion of the 2010-2012 LTIP payout was in cash (100% of the payout was in HEI Common Stock), so no LTIP payout is reflected in this column for 2012.

(3)

Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the change in present value of the accrued pension and executive death benefits from beginning of year to end of year for 2010, 2011 and 2012. Change in pension value is not a current payment. It represents the change in value of pension and executive death benefits, which are only paid after retirement or death, as applicable. The amounts in this column depend heavily on changes in actuarial assumptions, such as discount rates. As of

December 31, 2012, the discount rate used to calculate the present value of pension benefits decreased from December 31, 2011. A reduction in the assumed discount rate usually results in a greater present value of pension benefits owed to the named executive officer. For a further discussion of the applicable plans, see the 2012 Pension Benefits table and related notes below. No HECO named executive officer currently participates in either of the HEI nonqualified deferred compensation plans and none of them had above-market or preferential earnings on nonqualified deferred compensation for the periods covered in the table above.

(4)	All Other Compensation. The following table summarizes the components of “All Other Compensation” paid with respect to 2012:

Name	Travel Expense Reimbursements ($)	Other ($)	Total All Other Compensation ($)
Richard M. Rosenblum	—	29,210	29,210
Tayne S.Y. Sekimura	—	—	—
Robert A. Alm	—	—	—
Stephen M. McMenamin	18,474	5,135	23,609
Patricia U. Wong	—	—	—

•                   Mr. Rosenblum received a club membership and was granted four weeks of vacation.

•                   The total value of perquisites and other personal benefits provided by or paid by HECO was less than $10,000 for each of Ms. Sekimura, Mr. Alm, and Ms. Wong.  The value of such perquisites and other personal benefits is therefore not included in the table above.

•                   Mr. McMenamin was paid $18,474 in travel reimbursements for monthly round-trip airfare to California, and associated ground transportation, in accordance with his offer letter, which provided for reimbursement of airfare for one round trip per month to California from his date of hire through September 2012. Mr. McMenamin was also eligible for three weeks of vacation.

(5)

Total Without Change in Pension Value. This columns shows how the change in pension value impacts the total compensation, as determined under Securities and Exchange Commission (SEC) rules and disclosed in the far right-hand column of the 2012 Summary Compensation Table. The amounts reported in the Total Without Change in Pension Value column differ substantially from the amounts reported in the Total column required by SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under SEC rules, minus the change in pension value amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

Additional narrative disclosure about salary, bonus, stock awards, non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings, and other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

The table below shows cash award opportunities under the 2012 annual incentive plan, equity award opportunities granted under the 2012-2014 long-term incentive plan for  performance over the 2012-2014 period and payable in 2015, and restricted stock unit awards granted in 2012 under the 2010 Equity and Incentive Plan.

2012 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number	Grant Date
Name	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#) (3)	Fair Value of Stock Awards ($) (4)
Richard M. Rosenblum	2/3/12 EICP	211,750	423,500	847,000	–	–	–	–	–
	2/3/12 LTIP	–	–	–	10,479	20,958	41,917	–	584,141
	2/3/12 RSU	–	–	–	–	–	–	11,644	302,511

Tayne S. Y. Sekimura	2/3/12 EICP	65,025	130,050	260,100	–	–	–	–	–
	2/3/12 LTIP	–	–	–	2,225	4,450	8,899	–	124,031
	2/3/12 RSU	–	–	–	–	–	–	3,893	101,140

Robert A. Alm	2/3/12 EICP	101,475	202,950	405,900	–	–	–	–	–
	2/3/12 LTIP	–	–	–	2,841	5,681	11,363	–	158,339
	2/3/12 RSU	–	–	–	–	–	–	5,681	147,592

Stephen M. McMenamin	2/3/12 EICP	60,075	120,150	240,300	–	–	–	–	–
	2/3/12 LTIP	–	–	–	2,055	4,111	8,222	–	114,580
	2/3/12 RSU	–	–	–	–	–	–	3,597	93,450

Patricia U. Wong	2/3/12 EICP	66,600	133,200	266,400	–	–	–	–	–
	2/3/12 LTIP	–	–	–	2,279	4,557	9,115	–	127,013
	2/3/12 RSU	–	–	–	–	–	–	3,988	103,608

EICP	Executive Incentive Compensation Plan (annual incentive)

LTIP	Long-Term Incentive Plan (2012-2014 period)

RSU	Restricted stock unit

(1)

Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Shows possible cash payouts under the 2012 EICP based on meeting performance goals set in February 2012 at threshold, target and maximum levels. Actual payouts for the 2012 EICP are reported in the 2012 Summary Compensation Table above. See further discussion of the 2012 EICP, including performance goals, in the Compensation Discussion and Analysis above.

(2)

Estimated Future Payouts Under Equity Incentive Plan Awards. Represents number of shares of stock that may be issued under the 2012-2014 LTIP based upon the achievement of performance goals set in February 2012 at threshold, target and maximum levels and vesting at the end of the three-year performance period. LTIP awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata participation based upon completed months of service after a minimum number of months of service in the performance period. Dividend equivalent shares, not included in the chart, compound over the period at the actual dividend rate and are paid at the end of the performance period based on actual shares earned. See further discussion of 2012-2014 LTIP, including performance goals, in the Compensation Discussion and Analysis above.

(3)

All Other Stock Awards: Number of Shares of Stock or Units. Represents number of RSUs awarded in 2012 that will vest and be issued as unrestricted stock in four equal annual increments on the grant date anniversary if the awardee has remained with the Company until that time. The awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata vesting up to the date of termination. The primary purpose of the RSU awards is retention and there are no conditions to vesting other than expiration of the applicable vesting period. Dividend equivalents accrue quarterly based on the actual dividend rate and are paid in cash in conjunction with the annual installment vesting. See further discussion of RSUs in the Compensation Discussion and Analysis above.

(4)

Grant Date Fair Value of Stock Awards. Grant date fair value for shares under the 2012-2014 LTIP is estimated in accordance with the fair-value based measurement of accounting as described in FASB ASC Topic 718 based on the probable outcome of the performance conditions as of the grant date. The assumptions and methodologies used to calculate the amounts reported are described in Note 10 (Share-based compensation) to HEI’s Consolidated Financial Statements in our Annual Report on Form 10-K. Grant date fair value for RSUs is based on the closing sales prices of HEI Common Stock on the NYSE on the date of the grant of the award.

Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards						Stock Awards
				Equity
				Incentive					Equity Incentive Plan Awards
				Plan Awards:					Number of	Market or
				Number of					Unearned	Payout Value
		Number of Securities		Securities			Shares or Units of		Shares, Units	of Unearned
		Underlying		Underlying			Stock That Have		or Other	Shares, Units or
		Unexercised Options		Unexercised	Option	Option	Not Vested (1)		Rights That	Other Rights
		Exer-	Unexer-	Unearned	Exercise	Expira-		Market	Have Not	That Have Not
	Grant	ciseable	ciseable	Options	Price	tion	Number	Value	Vested	Vested
Name	Year	(#)	(#)	(#)	($)	Date	(#)	($) (2)	(#) (3)	($) (2)
Richard M. Rosenblum	2009	–	–	–	–	–	11,000	276,540	–	–
	2010	–	–	–	–	–	10,000	251,400	–	–
	2011	–	–	–	–	–	7,239	181,988	10,858	272,970
	2012	–	–	–	–	–	11,644	292,730	10,479	263,442
	Total	–	–	–	–	–	39,883	1,002,658	21,337	536,412
Tayne S. Y. Sekimura	2005	6,000	–	–	26.18	4/07/15	–	–	–	–
	2009	–	–	–	–	–	1,500	37,710	–	–
	2010	–	–	–	–	–	4,000	100,560	–	–
	2011	–	–	–	–	–	2,956	74,314	2,253	56,640
	2012	–	–	–	–	–	3,893	97,870	2,225	55,937
	Total	6,000	–	–	–	–	12,349	310,454	4,478	112,577
Robert A. Alm	2005	12,000	–	–	26.18	4/07/15	–	–	–	–
	2009	–	–	–	–	–	2,000	50,280	–	–
	2010	–	–	–	–	–	6,000	150,840	–	–
	2011	–	–	–	–	–	4,389	110,339	2,926	73,560
	2012	–	–	–	–	–	5,681	142,820	2,841	71,423
	Total	12,000	–	–	–	–	18,070	454,279	5,767	144,983
Stephen M. McMenamin	2010	–	–	–	–	–	2,000	50,280	–	–
	2011	–	–	–	–	–	1,587	39,897	2,116	53,196
	2012	–	–	–	–	–	3,597	90,429	2,055	51,663
	Total	–	–	–	–	–	7,184	180,606	4,171	104,859
Patricia U. Wong	2009	–	–	–	–	–	2,500	62,850	–	–
	2010	–	–	–	–	–	4,000	100,560	–	–
	2011	–	–	–	–	–	3,104	78,035	2,365	59,456
	2012	–	–	–	–	–	3,988	100,258	2,279	57,294
	Total	–	–	–	–	–	13,592	341,703	4,644	116,750

(1)

Shares or Units of Stock That Have Not Vested. The 2009 and 2010 RSUs become unrestricted on February 20, 2013 and May 11, 2014, respectively. The 2011 RSUs become unrestricted in equal annual increments over the four year period beginning February 4, 2011. The 2012 RSUs become unrestricted in equal annual increments over the four year period beginning February 3, 2012.

(2)	Market Value. Market value is based upon the closing price of HEI Common Stock on the NYSE of $25.14 as of December 31, 2012.

(3)

Number of Unearned Shares, Units or Other Rights That Have Not Vested. Represents shares of stock that would be issued under the 2011-2013 LTIP and 2012-2014 LTIP based upon achievement of performance goals at the minimum threshold level at the end of the three-year performance periods.

Option Exercises and Stock Vested

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of Shares
	Shares Acquired on	Realized on	Acquired on		Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)		Vesting ($)
Richard M. Rosenblum	–	–	2,412	(1)	65,968
			10,282	(3)	277,100
Tayne S. Y. Sekimura	–	–	985	(1)	26,940
			1,000	(2)	25,065
			2,095	(3)	56,460
Robert A. Alm	–	–	1,462	(1)	39,986
			1,000	(2)	25,065
			2,771	(3)	74,678
Stephen M. McMenamin	–	–	529	(1)	14,468
			1,970	(3)	53,092
Patricia U. Wong	1,907 (4)	54,240	1,034	(1)	28,280
			1,500	(2)	37,598
			2,251	(3)	60,664

(1)

Represents the number of shares acquired on vesting of restricted stock units granted on February 4, 2011 and vesting on February 4, 2012. Accrued dividend equivalents paid in cash (based on the number of shares vested) were as follows: Mr. Rosenblum $2,991; Ms. Sekimura $1,221; Mr. Alm $1,813; Mr. McMenamin $656; and Ms. Wong $1,282.

(2)	Represents the number of shares of restricted stock issued on April 15, 2008 and vesting on April 15, 2012.
(3)

Represents the number of shares acquired upon vesting of performance share awards under the 2010-2012 LTIP, which were payable in stock at the end of the performance period. The HEI Compensation Committee certified the achievement of the applicable performance measures on February 6, 2013 and the shares are valued as of the date of payment. The shares awarded above also include compounded dividend equivalents paid in shares (based on the number of shares received) as follows: Mr. Rosenblum 1,465 shares; Ms. Sekimura 298 shares; Mr. Alm 395 shares; Mr. McMenamin 281 shares and Ms. Wong 321 shares. For further discussion of the payment of the performance shares in 2012, see discussion of “What was HECO’s 2010-2012 long-term incentive plan and was there any payout?” above.

(4)

Represents the number of shares issued upon exercise by Ms. Wong of 24,000 stock appreciation rights granted to her on April 7, 2005 with exercise price of $26.18 and share price of $28.44 on date of exercise.

Pension Benefits

The table below shows the present value as of December 31, 2012 of accumulated benefits for each of the HECO named executive officers and the number of years of service credited to each such executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality rate and other assumptions described below, which are consistent with those used in HEI’s financial statements and described in Note 9 to HEI’s Consolidated Financial Statements in our Annual Report on Form 10-K:

2012 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (4)	Payments During the Last Fiscal Year ($)
Richard M. Rosenblum	HEI Retirement Plan (1)	4.0	323,223	–
	HEI Excess Pay Plan (2)	6.0	806,429	–
	HEI Executive Death Benefit (3)	–	405,399	–
Tayne S. Y. Sekimura	HEI Retirement Plan (1)	21.6	1,308,495	–
	HEI Excess Pay Plan (2)	21.6	178,065	–
	HEI Executive Death Benefit (3)	–	135,069	–
Robert A. Alm	HEI Retirement Plan (1)	11.5	967,626	–
	HEI Excess Pay Plan (2)	11.5	455,353	–
	HEI Executive Death Benefit (3)	–	291,266	–
Stephen M. McMenamin	HEI Retirement Plan (1)	3.3	279,271	–
	HEI Excess Pay Plan (2)	3.3	16,334	–
Patricia U. Wong	HEI Retirement Plan (1)	22.6	1,719,815	–
	HEI Excess Pay Plan (2)	22.6	321,998	–
	HEI Executive Death Benefit (3)	–	184,305	–

(1)

The HEI Retirement Plan is the standard retirement plan for HEI and Utility employees. Normal retirement benefits under the HEI Retirement Plan for management employees hired before May 1, 2011, including the named executive officers, are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). The retirement plan for bargaining unit employees is determined under a different formula per the collective bargaining agreement. Credited service is generally the same as the years of service with HEI or other participating companies (HECO, HELCO and MECO). Additional credited service of up to eight months is used to calculate benefits for participants who retire at age 55 or later with respect to unused sick leave from the current year and prior two years. Credited service is also granted to disabled participants who are vested at the time of disability for the period of disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Other actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive benefits immediately upon termination may also elect a single sum distribution of up to $50,000 with the remaining benefit payable as an annuity. At early retirement, the single sum distribution option is not actuarially equivalent to the other forms of benefit. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement. From April 1, 2011 to September 30, 2012, accelerated distribution options (the $50,000 single sum distribution option and a Social Security level income option) under the HEI Retirement Plan were subject to partial restrictions because the funded status of the HEI Retirement Plan was deemed to be less than 80%. The plan’s funded status was deemed to be above 80% and the partial restrictions were lifted as of September 30, 2012. The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Early retirement benefits are available for participants who meet the age and service requirements at ages 50-64. Early retirement benefits are reduced for participants who retire prior to age 60, based on the participant’s age at the early retirement date. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 to 1% at age 59. Accrued or earned benefits are not reduced for eligible employees who retire at age 60 and above. Changes to retirement benefits for HEI and Utility employees commencing employment after April 30, 2011 include a modified defined benefit plan (the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries) with a lower payment formula than the formula in the plan for employees hired before May 1, 2011 and the addition of a 50% match by the applicable employer on the first 6% of employee deferrals through the defined contribution plan under the Hawaiian Electric Industries Retirement Savings Plan. In addition, new eligibility rules and contribution levels applicable to certain HEI and Utility employees hired prior to May 1, 2011 and all employees hired after April 30, 2011 were adopted for postretirement welfare benefits. In general, defined pension benefits are based on the employees’ years of service and compensation. As of December 31, 2012, Mr. Alm and Mss. Sekimura and Wong are eligible for early retirement benefits under the HEI Retirement Plan. Messrs. Rosenblum and McMenamin are not eligible for early retirement benefits under the HEI Retirement Plan and have no vested interest in the amounts reported above because they have not yet satisfied the five-year minimum service period that is required before vesting occurs.

(2)

Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($250,000 in 2012 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $200,000 in 2012 as indexed for inflation, or the participant’s highest average compensation over three consecutive calendar years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan. Benefit payments are made in cash. As of December 31, 2012, all of the HECO named executive officers were participants in the plan. In 2009, the HEI Board approved an Addendum to the HEI Excess Pay Plan that granted Mr. Rosenblum an additional two years of credited service to be applied in the calculation of his benefit under the HEI Excess Pay Plan. This resulted in the present value of his accumulated benefit under the HEI Excess Pay Plan shown in the table above being $347,546 more than it would have been without the additional credited years (i.e., without the additional credited years, the present value of his accumulated benefit under the HEI Excess Pay Plan would be $458,883). As of December 31, 2012, Mr. Alm and Mss. Sekimura and Wong are eligible for early retirement benefits under the HEI Excess Pay Plan. Messrs. Rosenblum and McMenamin are not eligible for early retirement benefits and have no vested interest in amounts reported above because they have not yet satisfied the minimum five-year service period that is required before vesting occurs.

(3)

Messrs. Rosenblum and Alm and Mses. Wong and Sekimura are covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan provides death benefits equal to two times the executive’s base salary if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive’s base salary if the executive dies following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the exempt status of death benefits paid from a life insurance policy. The Executive Death Benefit Plan of HEI and Participating Subsidiaries was amended effective September 9, 2009 to close participation to new participants and freeze the benefit for existing participants. Under the amendment, death benefits including the grossed up amount will be based on salaries as of September 9, 2009. Mr. McMenamin was not a participant in the plan at the time it was frozen and is not entitled to any benefits under the plan.

(4)	The present value of accumulated benefits for the HECO named executive officers included in the 2012 Pension Benefits table was determined based on the following:

Methodology The benefits are calculated as of December 31, 2012 based on the credited service and pay of the HECO named executive officer as of such date (or the date of benefit freeze, if earlier).

Assumptions
(a)

Discount Rate – The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rates used in the present value calculations are 4.13% for retirement benefits and 4.07% for executive death benefits as of December 31, 2012.

(b)

Mortality Table – The RP-2000 Mortality Table (separate male and female rates) projected seven years beyond the date of determination with Scale AA is used to discount future pension benefit payments in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present value, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. Mortality is applied post-retirement only.

(c)

Retirement Age – Each HECO named executive officer is assumed to remain in active employment until, and assumed to retire at, the earliest age when unreduced pension benefits would be payable, but no earlier than attained age as of December 31, 2012 (if later).

(d)

Pre-Retirement Decrements – Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement, and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values. Decrements are assumed for financial statement purposes.

(e) Unused Sick Leave – Each HECO named executive officer is assumed to have accumulated 1,160 unused sick leave hours at retirement age.

Nonqualified Deferred Compensation

Although HECO named executive officers are eligible to participate in the HEI deferred compensation plans, which are described in the Compensation Discussion and Analysis above, no HECO named executive officer deferred any amount, and no HECO named executive officer had an account balance under those plans during 2012.

Potential Payments Upon Termination or Change in Control

The table below shows the amount of potential payments to each HECO named executive officer in the event of retirement, voluntary termination, termination for cause, termination without cause and qualifying termination following a change in control, assuming termination occurred on December 31, 2012. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time. Mr. Rosenblum and Ms. Wong are the only HECO named executive officers with a change-in-control agreement.

2012 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

					Qualifying
		Voluntary	Termination	Termination	Termination
	Retirement on	Termination	for Cause on	without Cause	after Change in
Name/	12/31/12	on 12/31/12	12/31/12	on 12/31/12	Control on
Benefit Plan or Program	($) (1)	($) (2)	($) (3)	($) (4)	12/31/12
					($) (5)
Richard M. Rosenblum
Executive Incentive Compensation Plan (6)	–	–	–	–	–
Long-Term Incentive Plan (7)	–	–	–	–	–
Restricted Stock Units (8)	–	–	–	–	–
Change-in-Control Agreement	–	–	–	–	2,587,067
TOTAL	–	–	–	–	2,587,067
Tayne S. Y. Sekimura
Executive Incentive Compensation Plan (6)	–	–	–	–	–
Long-Term Incentive Plan (7)	112,778	–	–	–	112,778
Restricted Stock Units (8)	143,688	–	–	–	310,454
TOTAL	256,466	–	–	–	423,232
Robert A. Alm
Executive Incentive Compensation Plan (6)	–	–	–	–	–
Long-Term Incentive Plan (7)	145,687	–	–	–	145,687
Restricted Stock Units (8)	208,102	–	–	–	454,279
TOTAL	353,789	–	–	–	599,966
Stephen M. McMenamin
Executive Incentive Compensation Plan (6)	–	–	–	–	–
Long-Term Incentive Plan (7)	–	–	–	–	105,387
Restricted Stock Units (8)	–	–	–	–	180,606
TOTAL	–	–	–	–	285,993
Patricia U. Wong
Executive Incentive Compensation Plan (6)	–	–	–	–	–
Long-Term Incentive Plan (7)	117,430	–	–	–	–
Restricted Stock Units (8)	170,358	–	–	–	–
Change-in-Control Agreement	–	–	–	–	1,061,292
TOTAL	287,788	–	–	–	1,061,292

Note: All stock-based award amounts were valued using the 2012 year-end closing price of HEI Common Stock of $25.14 per share. Other benefits that are available to all employees on a non-discriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

(1)

Retirement Payments & Benefits. Only Mr. Alm, Ms. Sekimura and Ms. Wong were eligible for early retirement as of December 31, 2012 and accordingly no amounts are shown in this column for any other HECO named executive officer. Amounts in this column also do not include amounts payable to Mr. Alm, Ms. Sekimura and Ms. Wong under the 2012 executive incentive compensation plan (EICP) or the 2010-2012 long term incentive plan (LTIP) because those amounts would have vested without regard to retirement since December 31, 2012 was the end of the applicable performance periods. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan benefits under all termination scenarios. See the 2012 Pension Benefits table above.

(2)

Voluntary Termination Payments & Benefits. If a HECO named executive officer voluntarily terminates employment, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Voluntary termination results in the forfeiture of all unvested restricted shares or unvested restricted stock units (RSUs) (whether awarded under the 1987 Stock Option and Incentive Plan (SOIP) (under which no new awards may be made) or the 2010 Equity and Incentive Plan (EIP)) and participation in incentive plans. If the executive has a change-in-control agreement, the executive’s participation in such agreement would also end. Amounts in this column do not include amounts payable under the 2012 EICP or the 2010-2012 LTIP because those amounts would have vested without regard to voluntary termination since December 31, 2012 was the end of the applicable performance periods.

(3)

Termination for Cause Payments & Benefits. If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. “Cause” generally means a violation of the HEI Corporate Code of Conduct or, for purposes of awards under the SOIP and EIP, has the meaning set forth in those plans. Termination for cause results in the forfeiture of all unvested RSUs and participation in incentive plans. The executive’s participation in a change-in-control agreement would also end and the executive’s benefit from the nonqualified retirement plans would be forfeited.

(4)

Termination without Cause Payments & Benefits. If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Termination without cause results in the forfeiture of unvested RSUs, whether awarded under the SOIP or EIP. For executives who have stock appreciation rights, the executive would have one year from the date of termination without cause in which to exercise such rights.

(5)

Change-in-Control Payments & Benefits.Of the HECO named executive officers, only Mr. Rosenblum and Ms. Wong have a change-in-control agreement. “Change in control,” as defined under the change-in-control agreements and the SOIP and EIP, generally means a change in ownership of HEI, a substantial change in the voting power of HEI’s securities or a change in the majority of the composition of the HEI Board following the consummation of a merger, tender offer or similar transaction. Mr. Rosenblum’s change-in-control agreement also defines a change in control as essentially a change in ownership of HECO. There are no excise tax gross ups provided for in the agreements. The change-in-control agreements are also double trigger, meaning that severance payments are made only if a change in control occurs and the executive also loses his or her job under the qualifying circumstances described in his or her change-in-control agreement. Mr. Rosenblum’s and Ms. Wong’s change-in-control agreements provide lump sum severance multipliers of two times and one time, respectively, applied to the sum of the executive’s base salary and annual incentive compensation (determined to be the greater of the current target incentive compensation or the largest actual incentive compensation during the preceding three years). In addition, Mr. Rosenblum and Ms. Wong would receive continued life, disability, dental, accident and health insurance benefits for two years and one year, respectively, and a lump sum payment equal to the present value of the additional benefit they would have earned under their respective retirement and savings plans during the severance period. Mr. Rosenblum and Ms. Wong would also receive the greater of current target or actual projected annual and long-term incentive compensation, prorated if termination occurs during the first half of the applicable performance period and the full aggregate value if termination occurs after the end of the first half of the applicable performance period. Any unvested RSUs will become vested and free of restrictions upon termination of employment following a change in control. Additional age and service credit is received for the severance period for purposes of determining retiree welfare benefit eligibility. Executives would receive financial, tax planning and outplacement services, capped at 15% of annual base salary. Payment would generally be delayed for six months following termination of employment to the extent required to avoid an additional tax under Section 409A of the Internal Revenue Code. Interest would accrue during the six-month delay period at the prevailing six-month certificate of deposit rate and payments would be set aside during that period in a grantor (rabbi) trust. All the foregoing benefit amounts are included in this column but the total severance amount shown is limited to the maximum amount deductible under Section 280G of the Internal Revenue Code for each of Mr. Rosenblum and Ms. Wong. Payment of the foregoing benefits is subject to a release of claims by the applicable named executive officer.

Other benefits are provided to executives, whether or not they have a change-in-control agreement, upon a change in control under the SOIP and EIP. The provisions in these plans and respective plan agreements provide for accelerated vesting or payments to be made to executives upon a change in control.

(6)

Executive Incentive Compensation Plan (EICP).  Upon death, disability or retirement, executives continue to participate in the annual incentive compensation plan on a pro-rata basis if the executive has met applicable minimum service requirements, with payment to be made by the Company in a lump sum at the end of the annual incentive plan cycle if the applicable performance goals are achieved, using the executive’s salary at the time of termination. In termination scenarios other than a change in control, death, disability or retirement, participants who terminate during the plan cycle forfeit any accrued EICP award. Annual incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

(7)

Long-Term Incentive Plan (LTIP).  Upon death, disability or retirement, executives continue to participate in each on-going LTIP cycle on a pro-rata basis if the executive has met applicable minimum service requirements, with payment to be made by the Company as a lump sum at the end of the three-year cycle if performance goals are achieved, using the executive’s salary at the time of termination. The amounts shown are at target for goals achievable (or at below the minimum threshold  if deemed unachievable at the date of termination) for all applicable plan years, prorated based upon service through December 31, 2012; actual payouts will depend upon performance achieved at the end of the plan cycle. In termination scenarios other than a change in control, participants who terminate during the plan cycle for reasons other than death, disability or retirement forfeit any accrued LTIP award. Long-term incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

(8)

Restricted Stock Units (RSUs).  Upon termination due to death, disability or retirement, RSUs awarded under the SOIP or EIP vest on a pro-rata basis (based on completed service in the applicable vesting period). All other termination events result in the forfeiture of any unvested RSUs, whether awarded under the SOIP or EIP.  The effect of a change in control on RSUs is described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

Director compensation

The HECO Board believes that a competitive compensation package is necessary to attract and retain individuals with the experience, skills and qualifications needed for the challenging role of serving as a director on the board of a regulated electric utility. Based on the recommendations of the HEI Compensation Committee, which is responsible for recommending nonemployee director compensation for the boards of HEI and its subsidiary companies, and taking into consideration the recommendations of the HEI Compensation Committee’s independent compensation consultant who periodically reviews directors’ compensation, the HECO Board chooses to compensate nonemployee directors using a mix of cash and HEI Common Stock to allow for an appropriate level of compensation for services.  Only nonemployee directors receive compensation for their service as directors. Although Ms. Lau and Mr. Rosenblum are members of the HECO Board, neither they nor any other executive officer participates in the determination of nonemployee director compensation.

The HEI Compensation Committee reviews the compensation of HECO nonemployee directors no less frequently than once every three years and recommends changes to the HECO Board.  In 2010, the HEI Compensation Committee asked its independent compensation consultant, Frederic Cook & Co., Inc. (Fred Cook & Co.), to conduct an evaluation of HECO’s nonemployee director compensation practices. Fred Cook & Co. assessed the structure of HECO’s nonemployee director compensation program and its value compared to competitive market practices of utility peer companies, similar to the assessments used in its executive compensation review, which is described under “Compensation Discussion and Analysis–Compensation Program–How does HECO determine the amount for each element?” above. The 2010 analysis took into consideration the duties and scope of responsibilities of directors. The HEI Compensation Committee reviewed the analysis in determining its recommendations to the HECO Board concerning the appropriate nonemployee director compensation, including cash retainers, stock awards and meeting fees, and the HECO Board approved the HEI Compensation Committee’s recommendations, which were effective on January 1, 2011. HECO Director compensation for 2012 was unchanged from 2011.

Nonemployee directors of HECO who are not also nonemployee directors of HEI receive compensation in the form of a cash retainer and an HEI stock grant. Don E. Carroll, Micah A. Kane, Timothy E. Johns and Bert A. Kobayashi, Jr. are the nonemployee directors of HECO who are not also directors of HEI.  Nonemployee directors of HECO who are also nonemployee directors of HEI do not receive any additional compensation for serving on the HECO Board but do receive an additional retainer for service on certain committees as described below.  Thomas B. Fargo, Peggy Y. Fowler and Kelvin H. Taketa are nonemployee directors of HECO who are also nonemployee directors of HEI.

Stock awards.  On June 29, 2012, each HECO nonemployee director who is not also on the HEI Board received shares of HEI Common Stock with a value equal to $40,000 as an annual grant under the HEI 2011 Nonemployee Director Stock Plan, which was approved by HEI shareholders on May 10, 2011 (2011 Director Plan), for the purpose of further aligning directors’ and shareholders’ interests. The number of shares issued to each HECO nonemployee director was determined based on the closing sales price of HEI Common Stock on the NYSE on June 29, 2012.  Stock grants to nonemployee directors under the 2011 Director Plan are made annually on the last business day in June.

Cash retainers.  The following is the 2012 cash retainer schedule for nonemployee directors of HECO; cash retainers were paid in quarterly installments.  Nonemployee directors of HECO who also serve as a member or chairperson of the HECO Audit Committee or as a non-voting HECO Board representative to attend meetings of the HEI Compensation Committee receive additional retainer amounts, as indicated below.

2012
HECO Director (who is not also an HEI director)	$40,000
HECO Audit Committee Chairman	$10,000
HECO Audit Committee Member	$4,000
HECO Non-Voting Representative to HEI Compensation Committee	$6,000

Further, the HECO Board has approved meeting fees of $750 per meeting payable to a director who is a member or chair of the HECO Audit Committee after attending a minimum of eight HECO Audit Committee meetings during the calendar year and $1,500 per meeting payable to the HECO Board’s non-voting representative after attending six meetings of the HEI Compensation Committee.

The boards of HECO subsidiaries HELCO and MECO are composed entirely of officers of HECO and/or its subsidiaries who receive no additional compensation for such service.

Nonemployee directors may elect to participate in the HEI Nonemployee Directors’ Deferred Compensation Plan, as amended January 1, 2009, and the HEI Deferred Compensation Plan implemented in 2011 (2011 Plan), both of which allow any nonemployee director to defer compensation from HEI or its participating subsidiaries for service as a director. The 2011 Plan allows deferral of portions of the participants’ cash compensation, with certain limitations.  One HECO director participated in the 2011 Plan in 2012. Directors, at their election and at their cost, may also participate in the group employee medical, vision and dental plans generally made available to all HECO employees. No HECO director currently participates in the employee medical, vision or dental plans.

Information concerning the compensation paid to Ms. Fowler and Messrs. Fargo, and Taketa, who are directors of HECO who are also directors of HEI, will be set forth in the HEI 2013 Proxy Statement.

2012 HECO DIRECTOR COMPENSATION TABLE

The following director compensation table shows the compensation paid or granted to nonemployee members of the HECO Board for 2012:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Don E. Carroll	50,000	40,000	NA	90,000
Thomas B. Fargo (3)	–	–	NA	–
Peggy Y. Fowler (3)	4,000	–	NA	4,000
Timothy E. Johns Chairman Audit Committee	50,000	40,000	NA	90,000
Micah A. Kane	25,934	40,110	NA	66,044
Bert A. Kobayashi, Jr.	40,000	40,000	NA	80,000
Kelvin H. Taketa (3)	–	–	NA	–

NA	Not applicable
(1)	See detail of cash retainers for board and committee service below.
(2)

As described in the narrative preceding the table, HECO nonemployee directors received shares of HEI Common Stock valued at $40,000 as the 2012 annual grant under the HEI 2011 Nonemployee Director Stock Plan. HECO directors do not receive any HEI restricted stock, restricted stock unit or stock option awards. For Mr. Kane, the amount shown in this column also includes a small amount ($110) representing his pro-rated first-time nonemployee subsidiary director stock grant for the brief period between the date of his appointment to the HECO Board and the HEI Annual Meeting of Shareholders.

(3)

During their service on the HECO Board in 2012, Messrs. Fargo and Taketa and Ms. Fowler also served on the HEI Board.  Information concerning their compensation is set forth in the HEI 2013 Proxy Statement.

Details of cash retainers for HECO Board and committee service are noted below:

Name	HECO Board Retainer ($)	HECO Audit Committee Retainer ($)	HECO Nonvoting Rep. to HEI Compensation Committee Retainer ($)	Fees Earned or Paid in Cash ($)
Don E. Carroll	40,000	4,000	6,000	50,000
Thomas B. Fargo	–	–	–	–
Peggy Y. Fowler	–	4,000	–	4,000
Timothy E. Johns	40,000	10,000	–	50,000
Micah A. Kane	25,934	–	–	25,934
Bert A. Kobayashi, Jr.	40,000	–	–	40,000
Kelvin H. Taketa	–	–	–	–

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

HECO Common Stock.  HEI owns all of HECO’s outstanding Common Stock, which is HECO’s only class of securities generally entitled to vote on matters requiring shareholder approval.

HECO Preferred Stock.  Various series of HECO Preferred Stock have been issued and are outstanding. Shares of HECO Preferred Stock are not considered voting securities, but upon certain defaults in dividend payments holders of HECO Preferred Stock may have the right to elect a majority of the directors of HECO. HEI owns 100,000 shares of HECO Preferred Stock, or approximately 9% of the 1,114,657 shares of HECO Preferred Stock outstanding. No HECO directors, executive officers or named executive officers (as listed in the 2012 Summary Compensation Table above) own HECO Preferred Stock.

HEI Common Stock.  The table below shows the number of shares of HEI Common Stock beneficially owned by each person who is a current HECO director, each HECO named executive officer (as listed in the 2012 Summary Compensation Table above) and directors and executive officers as a group as of February 7, 2013.

	Amount and Nature of Beneficial Ownership of HEI Common Stock
Name of Individual or Group	Sole Voting or Investment Power (1)	Shared Voting or Investment Power (2)	Other Beneficial Ownership (3)	Stock Options/ Restricted Stock Units (4)	Total (5)
Nonemployee directors
Don E. Carroll	30,261	–	–	–	30,261
Thomas B. Fargo	–	22,137	–	–	22,137
Peggy Y. Fowler	1,132	10,533	–	–	11,665
Timothy E. Johns	23,119	–	–	–	23,119
Micah A. Kane	1,439	–	–	–	1,439
Bert A. Kobayashi, Jr.	14,991	–	–	–	14,991
Kelvin H. Taketa	28,868	–	–	–	28,868
Employee director
Constance H. Lau	297,969	–	8,391	64,989	371,349
Employee director and Named Executive Officer
Richard M. Rosenblum	16,563	–	–	11,000	27,563
Other Named Executive Officers
Robert A. Alm	41,891	–	4,396	8,452	54,739
Stephen M. McMenamin	2,422	–	–	–	2,422
Tayne S. Y. Sekimura	11,554	–	–	5,732	17,286
Patricia U. Wong	30,835	–	–	6,477	37,312
All directors and executive officers as a group (17 persons)	507,663	32,670	12,787	100,327	653,447

(1)

Includes the following shares held as of February 7, 2013 in the form of stock units in the HEI Common Stock fund pursuant to the HEI Retirement Savings Plan: approximately 92 shares for Ms. Lau; 906 shares for Ms. Sekimura; 1,209 shares for Mr. Alm; 8,691 shares for Ms. Wong; and 12,269 shares for all directors and executive officers as a group. The value of a unit is measured by the closing price of HEI Common Stock on the measurement date.

(2)	Shares registered in trust with the individual and spouse serving as co-trustees.
(3)	Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims beneficial interest.
(4)

Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 7, 2013 pursuant to stock options, stock appreciation rights, restricted stock units and related dividend equivalent rights thereon, including shares which retirement eligible individuals have a right to acquire upon retirement. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group as described in footnote (5) below, but are not deemed to be outstanding as to any other person.

(5)

As of February 7, 2013, the directors and executive officers of HECO as a group and each individual named above beneficially owned less than one percent of the record number of outstanding shares of HEI Common Stock as of that date and no shares were pledged as security.

ITEM 13.                               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Does HECO have a written related person transaction policy?

The HEI Board has adopted a written related person transaction policy that is specifically incorporated in HEI’s Corporate Code of Conduct. The Corporate Code of Conduct, including the related person transaction policy, also applies to HECO and its subsidiaries. The related person transaction policy is specific to transactions between the Company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the HEI Board, acting through the HEI Nominating and Corporate Governance Committee, will approve a related person transaction involving a director or an officer if the HEI Board determines in advance that the transaction is not inconsistent with the best interests of HEI and its shareholders and is not in violation of HEI’s Corporate Code of Conduct.

Are there any related person transactions with HECO?

There have been no transactions since January 1, 2012, and there are no currently proposed transactions, in which HECO or any of its subsidiaries was a participant, the amount involved exceeds $120,000, and any related person (as defined in Item 404 of Regulation S-K) had or will have a direct or indirect material interest.

Are HECO directors independent?

HECO has a guarantee with respect to 6.5% cumulative quarterly income preferred securities series 2004 (QUIPS) listed on the NYSE. Because HEI has common stock listed on NYSE and HECO is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but HECO is exempt from NYSE listing standards 303A.01 and 303A.02 regarding director independence.

Although HECO is exempt from NYSE listing standards 303A.01 and 303A.02, HECO voluntarily endeavors to comply with these standards for director independence. The HEI Nominating and Corporate Governance Committee assists the HECO Board with its independence determinations.

For a director to be considered independent under NYSE listing standards 303A.01 and 303A.02, the HECO Board must determine that the director does not have any direct or indirect material relationship with HECO or its parent or subsidiaries apart from his or her service as a director. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the Company within the last three fiscal years, if the director has had certain relationships with the Company’s external or internal auditor within the last three fiscal years or when the Company has made or received payments for goods or services to entities with which the director or an immediate family member of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity’s consolidated gross revenues for the last fiscal year.

The HEI Nominating and Corporate Governance Committee and the HECO Board considered the information below, which was provided by HECO directors and/or by HEI and its subsidiaries, concerning relationships between (i) HECO or its affiliates and (ii) the director, the director’s immediate family members or entities with which such directors or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the HEI Nominating and Corporate Governance Committee, the HECO Board determined that all of the nonemployee directors of HECO (Messrs. Carroll, Fargo, Johns, Kane, Kobayashi and Taketa and Ms. Fowler) are independent. The remaining directors of HECO, Ms. Lau and Mr. Rosenblum, are employee directors.

•                  With respect to Messrs. Carroll, Johns, Kane and Taketa, the HECO Board considered amounts paid during the last three fiscal years to purchase electricity from HECO (the sole public utility providing electricity to the island of Oahu) by entities by which the director was employed or a family member of the director was an executive officer. None of the amounts paid by these entities for electricity (excluding pass-through surcharges for fuel and for Hawaii state revenue taxes) within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such entity’s consolidated gross revenues for the last fiscal year). The HECO Board also considered that HECO is the sole source of electric power on the island of Oahu and that the rates HECO charges for electricity are fixed by state regulatory authority. Since purchasers of electricity from HECO have no choice as to supplier and no ability to negotiate rates or other terms, the HECO Board determined that these relationships do not impair the independence of Messrs. Carroll, Johns, Kane or Taketa.

•                  With respect to Mr. Taketa, the HECO Board considered the amount of charitable contributions during the last three fiscal years from HEI and its subsidiaries to the nonprofit organization where he serves as an executive officer and modest fees paid during the last three fiscal years to such organization for management of grant and scholarship programs. In concluding that such charitable donations and management fees did not affect Mr. Taketa’s independence, the HECO Board considered that none of the foregoing amounts within the last three fiscal years exceeded the NYSE threshold that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such entity’s consolidated gross revenues for the last fiscal year). The HECO Board also considered the fact that Company policy requires that charitable contributions from HEI or its subsidiaries to entities where a director serves as an executive officer, and where the director has a direct or indirect material interest, and the aggregate amount would exceed $120,000 in any single fiscal year, be pre-approved by the HEI Nominating and Corporate Governance Committee and ratified by the Board.

•                  With respect to Messrs. Carroll, Fargo, Johns and Kobayashi, the HECO Board considered other director or officer positions held by those directors at entities for which a HECO officer serves or served as a director and determined that none of these relationships affected the independence of these directors. None of these relationships resulted in a compensation committee interlock or would automatically preclude independence under the NYSE standards.

•                  With respect to Mr. Johns, the HECO Board considered health insurance premiums paid by HEI, HECO and HECO’s subsidiaries to an entity where Mr. Johns is an executive officer.  The health insurance premiums paid by HEI, HECO and HECO’s subsidiaries did not exceed the NYSE threshold that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such entity’s consolidated gross revenues for the last fiscal year) in any single year in any of the last three fiscal years.  In addition, the HECO Board considered the fact that the relationship between HECO and the entity by which Mr. Johns is employed was established several decades before Mr. Johns’ employment by such entity.

•                  With respect to Mr. Kobayashi, Jr., the HECO Board determined that the service of his father as an ASB director did not impair Mr. Kobayashi, Jr.’s independence as a HECO director.

ITEM 14.                               PRINCIPAL ACCOUNTING FEES AND SERVICES

Principal accountant fees

The table below shows the fees paid or payable to PricewaterhouseCoopers LLP (HECO’s independent registered public accounting firm) relating to the audit of HECO’s 2012 consolidated financial statements and fees for other professional services billed to HECO in 2012 with comparative amounts for 2011:

	2012	2011
Audit fees (principally consisted of fees associated with the audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Act of 2002, Section 404), quarterly reviews, issuances of letters to underwriters, statutory audits, review of registration statements and issuance of consents)	$1,411,000	$1,038,000

Audit-related fees (principally consisted of fees associated with the audit of the financial statements of certain employee benefit plans)	137,000	19,000
Tax fees	88,000	146,000
All other fees	–	–
	$1,636,000	$1,203,000

Pre-Approval Policies

Pursuant to its charter, the HECO Audit Committee provides input to the HEI Audit Committee regarding pre-approval of all audit and permitted non-audit services of the independent registered public accounting firm engaged to audit HEI’s consolidated financial statements with respect to HECO, such as with respect to the audit of HECO’s consolidated financial statements. The HECO Audit Committee may delegate this responsibility to one or more of its members, provided that such member or members report to the full committee at its next regularly scheduled meeting any such input provided to the HEI Audit Committee. The HECO Audit Committee has delegated such responsibility to its chairperson. With such input, the HEI Audit Committee pre-approved all of the audit and audit-related services reflected in the table above.

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries

RECONCILIATION OF GAAP1 TO NON-GAAP MEASURES

(Unaudited)

	Net Income
	Three months ended		Years ended
	December 31,		December 31,
(in millions)	2012	2011	2012	2011

GAAP (As Reported)	$13.8	$34.2	$138.7	$138.2

Excluding Special Items:

Settlement agreement, subject to PUC approval, for the partial writedown of certain utility regulated assets	24.4	-	24.4	-

Settlement agreement for the partial writedown of the East Oahu Transmission Project (EOTP) Phase I costs	-	5.7	-	5.7

Non-GAAP (Core)	$38.3	$39.9	$163.1	$143.9

Note:  Columns may not foot due to rounding

1  Generally Accepted Accounting Principles

Hawaiian Electric Company, Inc. (HECO) and Subsidiaries

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Unaudited)

	Net Income				Common Stock Equity
	Three months ended		Years ended		Years ended
	December 31,		December 31,		December 31,
(in millions)	2012	2011	2012	2011	2012	2011

GAAP (As Reported)	$4.2	$25.8	$99.3	$100.0	$1,472.1	$1,402.8

Excluding Special Items:

Settlement agreement, subject to PUC approval, for the partial writedown of certain utility regulated assets	24.4	-	24.4	-	24.4	-

Settlement agreement for the partial writedown of the EOTP Phase I costs	-	5.7	-	5.7	-	5.7

Non-GAAP (Core)	$28.7	$31.5	$123.7	$105.7	$1,496.6	$1,408.5

Note: Columns may not foot due to rounding

	Years ended December 31,
	2012	2011
Other Measures:
Average Common Equity (Simple Average)
Based on GAAP	$1,437.5	$1,368.5
Non-GAAP (Core)	$1,452.6	$1,371.4

Return on Average Common Equity (ROE) (Simple Average):
Based on GAAP	6.9%	7.3%
Non-GAAP (Core)	8.5%	7.7%